EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

(Final Version)

between

Red Robin International, Inc.,

as Seller

and

Op Burgers LLC,

as Purchaser

TABLE OF CONTENTS

Section 1: Purchase and Sale of Assets
Section 1.1	Purchased Assets
Section 1.2	Excluded Assets
Section 1.3	Intentionally Omitted.
Section 1.4	Assumed Liabilities and Retained Liabilities
Section 1.5	Purchase Price
Section 1.6	Prorations
Section 1.7	Inventory Adjustment
Section 1.8	Holdback Sites
Section 1.9	Allocation of Purchase Price
Section 1.10	Gift Cards

Section 2: Closing
Section 2.1	Closing and Closing Date
Section 2.2	Outside Closing Date
Section 2.3	Closing Documentation and Further Assurances
Section 2.4	Third Party Approvals

Section 3: Representations and Warranties of Seller
Section 3.1	Organization and Good Standing
Section 3.2	Binding Effect
Section 3.3	Conflicts, Consents, and Approvals
Section 3.4	Financial Statements
Section 3.5	Ordinary Course and Material Adverse Change
Section 3.6	Material Permits
Section 3.7	Tax Liabilities
Section 3.8	Title and Lien Matters
Section 3.9	Condition of Purchased Assets
Section 3.10	Real Estate
Section 3.11	Litigation and Governmental Claims
Section 3.12	Compliance with Laws
Section 3.13	Brokers and Finders
Section 3.14	Labor Matters
Section 3.15	Assumed Contracts and Retained Contracts
Section 3.16	Employee Benefit Plans
Section 3.17	Excluded Assets and Excluded Services
Section 3.18	Insurance
Section 3.19	Undisclosed Liabilities

Section 4: Representations and Warranties of Purchaser
Section 4.1	Organization and Good Standing
Section 4.2	Power and Authority
Section 4.3	Binding Effect
Section 4.4	Conflicts, Consents, and Approvals
Section 4.5	Brokers and Finders
Section 4.6	Litigation and Governmental Claims
Section 4.7	Compliance with Laws
Section 4.8	Investigation by Purchaser
Section 4.9	Disclaimer and Waiver -- Condition of Purchased Assets

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Section 5: Covenants, Consents, and Approvals
Section 5.1	Consents and Approvals
Section 5.2	Due Diligence and Access to Information and Purchased Restaurants
Section 5.3	Conduct of Business and Maintenance of the Purchased Assets
Section 5.4	Employees and Employee Benefits
Section 5.5	Exclusivity
Section 5.6	Amendments to Seller’s Representations and Disclosure Schedules
Section 5.7	Post-Closing Consultation Services

Section 6: Conditions Precedent to Obligations of Seller
Section 6.1	Compliance
Section 6.2	Representations and Warranties
Section 6.3	Franchise Agreements and Related Franchise Documents
Section 6.4	Consents and Holdback Sites
Section 6.5	No Prohibition
Section 6.6	Intentionally Omitted.
Section 6.7	Other Closing Documents

Section 7: Conditions Precedent to Obligations of Purchaser
Section 7.1	Compliance
Section 7.2	Representations and Warranties
Section 7.3	Franchise Agreements and Related Franchise Documents
Section 7.4	Consents and Holdback Sites; No Prohibition
Section 7.5	Purchaser's Due Diligence
Section 7.6	Purchaser Financing
Section 7.7	No Material Adverse Change
Section 7.8	Other Closing Documents

Section 8: Indemnification
Section 8.1	Indemnification of Purchaser
Section 8.2	Indemnification of Seller
Section 8.3	Survival of Representations, Warranties and Covenants
Section 8.4	General Rules Regarding Indemnification

Section 9: Termination of APA

Section 10: Miscellaneous
Section 10.1	Costs and Expenses
Section 10.2	Entire Agreement
Section 10.3	Public Announcements
Section 10.4	Counterparts
Section 10.5	Notices
Section 10.6	Assignment; Successors and Assigns
Section 10.7	Governing Law and Venue
Section 10.8	Amendments
Section 10.9	Severability
Section 10.10	Third-Party Beneficiaries
Section 10.11	Mutual Contribution
Section 10.12	Business Days
Section 10.13	Non-Solicitation Provision

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Section 10.14	Force Majeure

LIST OF EXHIBITS AND DISCLOSURE SCHEDULES

LIST OF EXHIBITS

Exhibit A:	List of Defined Terms
Exhibit B:	Franchise Agreement
Exhibit B-1:	Addendum to Franchise Agreement
Exhibit C:	Landlord Consent (General Form)
Exhibit D:	Potomac Mills Lease Agreement
Exhibit E:	Pittsburgh Mills Lease Agreement
Exhibit F:	Market Coordination Agreement
Exhibit G:	Purchase Option Agreement
Exhibit H:	New Master Lease Agreements

LIST OF DISCLOSURE SCHEDULES

Schedule 1.1(a):	Purchased Restaurants dated 050126 (Final)
Schedule 1.1(d):	Seller’s Personal Property dated 040126 (Final)
Schedule 1.1(f):	Assumed Contracts & Exceptions to Assumed Contracts dated 051026 (Final)
Schedule 1.1(f):	Assumed Contracts - Supplement to Part 1 dated 050726 (Final)
Schedule 1.1(i):	Transferable Permits dated 041026 (Final)
Schedule 1.1(j):	Transferable Warranties dated 041726 (Final)
Schedule 1.1(k):	Transferable Software Licenses dated 041726 (Final)
Schedule 1.8:	Holdback Site Values dated 040626 (Final)
Schedule 1.9:	Allocation of Purchase Price dated 051126 (Final)
Schedule 3.3:	Required Consents dated 051026 (Final)
Schedule 3.4:	Financial Statements & Exceptions to GAAP dated 051226 (Final)
Schedule 3.5:	Exceptions to Ordinary Course - Material Adverse Change dated 040626 (Final)
Schedule 3.6:	Material Permits & Exceptions to Material Permits dated 041026 (Final)
Schedule 3.8:	Certain Permitted Liens dated 051326 (Final)
Schedule 3.10:	Exceptions to Real Estate Representations dated 040626 (Final)
Schedule 3.11:	Litigation and Governmental Claims dated 041726 (Final)
Schedule 3.12:	Compliance with Laws dated 040626 (Final)
Schedule 3.14:	Labor Matters dated 042126 (Final)
Schedule 3.15 (a):	Exceptions to Assumed Contracts dated 051126 (Final)
Schedule 3.15(b):	Top 100 Items dated 040626 (Final)
Schedule 3.15(c):	Retained Contracts dated 051026 (Final)
Schedule 3.15(d):	Other Retained Contracts dated 051026 (Final)
Schedule 3.15(f):	Assumed Contracts dated 051326 (Final)
Schedule 3.17:	Excluded Assets and Excluded Services dated 040626 (Final)
Schedule 3.18:	Seller's Insurance Matters dated 042126 (Final)
Schedule 3.19:	Undisclosed Liabilities dated 051326 (Final)

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "APA" or “Agreement”) between Red Robin International, Inc., a Nevada corporation ("Seller"), and Op Burgers, LLC, a Delaware limited liability company ("Purchaser") to be effective as of June 11, 2026 (the "Effective Date").

Preliminary Statements

•	Seller owns, operates, and/or franchises Red Robin® restaurants. Seller desires to sell certain assets and assign certain liabilities to Purchaser related to the sixty-nine (69) Red Robin® restaurants listed on Schedule 1.1(a) hereto (individually, a "Purchased Restaurant" and, collectively, the "Purchased Restaurants") upon the terms and conditions set forth in this APA. The term "Seller" as used in this APA shall include any subsidiaries and/or operating entities related to the Seller’s operation of the Purchased Restaurants, unless the context otherwise requires.

•	Purchaser desires to purchase such assets and assume such liabilities related to the Purchased Restaurants upon the terms and conditions set forth in this APA.

NOW THEREFORE, with the intent of being legally bound hereby, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, which the parties acknowledge is sufficient to create a legally binding agreement, the parties agree as set forth in this APA.

SECTION 1.      PURCHASE AND SALE OF ASSETS.

1.1.       Purchased Assets.

At Closing (defined below) and subject to the terms and conditions of this APA, Purchaser shall purchase from Seller, and Seller shall sell, transfer, convey, and assign to Purchaser, all of Seller’s right, title and interest to the assets described in Sections 1.1(a)-(n) below (collectively the "Purchased Assets"), free and clear of all Liens (defined below), except for Permitted Liens (as defined in Section 3.8). Seller shall not remove, transfer, dispose of, or materially alter any Purchased Asset after the Effective Date, except in the ordinary course of business.

◦	The term "Lien(s)" means any lien, charge, easement, adverse claim, demand, encumbrance, mortgage, security interest, option, pledge, or any other title defect or title restriction of any kind.

(a)       Intentionally Omitted.

(b)       Except as otherwise set forth in this APA, a leasehold interest in the real property for the Purchased Restaurants identified on Schedule 1.1(a) (the "Real Estate").

(c)       Seller’s interest in the buildings, fixtures, and similar improvements located on or attached to Real Estate ("Seller’s Improvements").

(d)       Seller’s interest in tangible personal property located at the Purchased Restaurants as referenced on Schedule 1.1(d), but excluding all tangible personal property located at any of Seller’s regional offices and/or Seller’s corporate headquarters ("Seller’s Personal Property"). Seller's Personal Property shall include Seller's interest in restaurant equipment, systems, and assets used by Seller in the operation of the Purchased Restaurants including, without limitation, HVAC systems, refrigeration units, walk-in refrigeration units, hoods and suppression systems, plumbing

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and electrical systems, point-of-sale hardware, and other back-of-house equipment.

(e)       Seller’s interest in the inventory of food, non-alcoholic beverages, alcoholic beverages (to the extent transferable under applicable Law, defined below), merchandise (including apparel and other merchandise on hand that contains the Red Robin® logo), raw materials, uniforms, cleaning supplies, office supplies, food handling supplies, maintenance supplies, goods, packaging supplies, cooking utensils, tableware, glassware, small wares, menus, tents and similar items (i) held at the Purchased Restaurants or in transit thereto (the "Restaurant Inventory"), or (ii) held at Seller’s authorized distributors or in transit thereto including, without limitation, proprietary and non-proprietary items owned by, or held at, distributor’s warehouses on account of Seller based on normal order cycles during Seller’s normal course of business for the Purchased Restaurants (collectively, "Distributor Inventory"). The Restaurant Inventory and Distributor Inventory are collectively referenced as the "Purchased Inventory" where applicable.

◦	The term "Law" means any common law and any federal, state, regional, local or foreign law, rule, statute, ordinance, rule, order or regulation. The term "Law" also includes building, environmental, zoning and other laws, ordinances, codes, restrictions, and regulations imposed by any governmental authority having jurisdiction over the Purchased Assets.

(f)       Subject to Required Consents (as defined in Section 3.3 below) and this APA, Seller’s rights under the Leases (as defined in Section 3.10(b) below) and certain Contracts (defined below) related to the Real Estate and the Purchased Restaurants as set forth on Schedule 1.1(f) hereto (collectively, the "Assumed Contracts").

◦	The term "Contract" means a binding legal obligation evidenced by a written contract such as a lease, pledge, mortgage, indenture, note, license, agreement, purchase order, or similar written instrument.

(g)       One (1) set of Seller’s material records and material files to the extent they relate to the Purchased Assets and including (to the extent applicable, available in the ordinary course of business, and/or permitted by Law) payroll information for Transferred Employees (as defined herein), accrued vacation information for the Transferred Employees, employment files located at the Purchased Restaurants, restaurant-specific operating data for the Purchased Restaurants, restaurant-specific customer lists for the Purchased Restaurants, and restaurant-specific account profiles (collectively, the "Business Records") – provided (i) Seller will be entitled to make and retain copies of the Business Records; (ii) the Business Records shall not include any records or files where disclosure and/or transfer is prohibited by Law or Contract; and (iii) the Business Records shall not include any records or files where disclosure and/or transfer is prohibited by a confidentiality obligation under a Contract, except (in such event) the parties shall cooperate in a commercially reasonable manner to effect the transfer of such records or files to Purchaser, and Seller is obligated to use commercially reasonable efforts (at no cost or expense to Seller) to secure consent from any third party in order to do so.

(h)       Seller’s interest in the telephone numbers and fax numbers for the Purchased Restaurants.

(i)       To the extent transferable, Seller’s interest in certain Permits (defined below) granted by Governmental Authorities (defined below) and held by Seller in connection with the operation of the Purchased Restaurants (collectively, the "Transferable Permits" as shown on Schedule 1.1(i)). Purchaser may, at its sole cost, take such actions as necessary to secure the

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transfer of such Transferable Permits from Seller to Purchaser at Closing, and Seller hereby agrees to reasonably cooperate with Purchaser to effect such transfer; provided Seller shall not be obligated to incur any costs or expenses in connection with such transfer.

◦	The term "Permit(s)" means licenses and permits granted by Governmental Authorities.

◦	The term "Governmental Authority(ies)" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

(j)       To the extent transferable, Seller’s interest in certain warranties provided by third parties with respect to Seller’s Improvements and Seller’s Personal Property (collectively, the "Transferable Warranties" as shown on Schedule 1.1(j)). Seller hereby agrees to reasonably cooperate with Purchaser to effect the transfer of all Transferable Warranties.

(k)       To the extent transferable, software licenses for off-the-shelf computer software (including, without limitation, software for the point-of-sale system(s)) where such software is used by Seller at the Purchased Restaurants as set forth on Schedule 1.1(k) hereto (the "Transferable Software Licenses").

(l)       All petty cash on hand at the Purchased Restaurants as of the opening of business on the Closing Date.

(m)       All goodwill directly attributable to the Purchased Restaurants, but excluding any goodwill associated with Red Robin® restaurants (other than the Purchased Restaurants) and excluding any goodwill associated with Seller’s trademarks, tradenames, service marks, logos, patents, copyrights, proprietary business information, and any other intellectual property rights.

(n)       To the extent transferable, all deposits, escrows, and other refundable amounts relating to the operation of the Purchased Restaurants or the Purchased Assets, including without limitation (i) security deposits and other amounts held by landlords under the Leases, (ii) utility, waste disposal, telecommunications, and service-provider deposits, (iii) merchant processor, point-of-sale, or credit-card settlement reserves or deposits, (iv) deposits or prepayments made to Governmental Authorities in connection with Transferable Permits or other regulatory requirements, and (v) any other refundable deposits, prepayments, or similar amounts made by or on behalf of Seller or any Seller Operating Entity for the benefit of the Purchased Restaurants (collectively, the “Transferred Deposits”). For the avoidance of doubt, Transferred Deposits shall not include any deposits, escrows, reserves, or other amounts relating to Excluded Assets or Retained Liabilities.

1.2.       Excluded Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include the assets of Seller described in Sections 1.2(a)-(n) below and all such assets shall remain the property of Seller after Closing (the "Excluded Assets"). For the avoidance of doubt, Excluded Assets shall not include any assets located at or on the Purchased Restaurants, except to the extent expressly listed as Excluded Assets in this Section.

(a)       All cash and cash equivalents wherever located in any form, except for petty cash on hand at each of the Purchased Restaurants as of Closing, which petty cash shall be subject to the

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proration described in Section 1.6(c) below.

(b)       All Contracts other than the Assumed Contracts, all Permits other than the Transferable Permits, and all warranties other than the Transferable Warranties.

(c)       All accounts receivable and notes receivable including without limitation, (i) credit card receivables and promissory notes and (ii) accounts receivable arising from the operation of the Purchased Restaurants prior to Closing.

(d)       All monies due Seller arising from a reconciliation or other accounting of common area maintenance ("CAM") charges, Tax payments, insurance payments, or other payments by Seller (or its subsidiaries) to landlords under the Leases for periods prior to Closing. After Closing, Purchaser shall pay to Seller any such monies received by Purchaser on not less than a monthly basis.

◦	The term "Tax(es)" means a tax, charge, penalty, or assessment by, or Liability to, any Governmental Authority, including any deficiency, interest, or penalty.

(e)       All Seller’s real property, leasehold interests, personal property, intellectual property, trademarks, tradenames, service marks, inventory, other property and all other Contracts, interests, rights, assets, capital stock, claims, records, goodwill, and all other similar items relating to all other businesses conducted by Seller including its parent company, subsidiaries and/or operating entities.

(f)       Seller’s rights under this APA and the other agreements, certificates and instruments to be executed by Seller in connection with or pursuant to this APA.

(g)       All refunds of income taxes filed or to be filed by Seller, its parent company and/or its Affiliates (defined below).

◦	The term "Affiliate(s)" means, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or by contract or otherwise.
◦	The term "Person" means any individual, corporation, partnership, limited liability company, association or any other entity or organization.

(h)       All computer software used in the operation of the Purchased Restaurants (except the Transferable Software Licenses).

(i)       All of Seller’s rights in connection with Seller’s Employee Benefit Plans as defined in Section 3.16 below. For clarity, this exclusion shall not limit Seller’s obligation under Section 5.4(e) to provide Purchaser with personnel data and records to the extent permitted by Law.

(j)       All insurance policies and rights thereunder and all insurance benefits, including rights and proceeds arising from or relating to the Purchased Assets and the Assumed Liabilities (defined below) prior to the Closing Date; provided, however, Seller shall assign or cooperate with Purchaser to pursue any warranty claims or insurance recoveries relating to damage to Purchased

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Assets occurring prior to Closing but discovered after Closing.

◦	The term "Liability(ies)" means responsibilities, obligations, duties, commitments, claims, debts, Taxes, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

(k)       All trademarks, tradenames, service marks, logos, patents, copyrights, domain names, website(s), recipes, proprietary business information, and any other intellectual property rights including, without limitation, the name "Red Robin", the Red Robin® logo, any derivation thereof, and all goodwill associated therewith (collectively, the "Red Robin IP").

(l)       All corporate names of Seller (including any subsidiaries and operating entities) to the extent they include a reference to "Red Robin," in whole or part, or any similar designation and all records of Seller related to its seal, minute books and shareholder books or other records having to do with the corporate organization or governance of Seller. Notwithstanding the foregoing exclusions in Section 1.2(k) and this Section 1.2(l), Purchaser shall have the right to use (or Seller shall ensure that Purchaser shall have the right to use under the Franchise Agreements) any Purchased Assets that incorporate or display Red Robin IP solely as required to operate the Purchased Restaurants under the Franchise Agreements.

(m)       All of Seller’s rights to own, develop, open, operate, and/or franchise Red Robin® restaurants anywhere in the world under any prototype, operational format, and/or service style whatsoever. All of Seller’s rights to acquire, own, develop, open, operate, and/or franchise any type of restaurant anywhere in the world. Nothing in this APA shall be deemed to restrict or limit Seller in any manner whatsoever from any of the activities referenced in this Section 1.2(m), except as expressly set forth in the Market Coordination Agreement (defined below) and Purchase Option Agreement (defined below).

(n)       All other assets, real property, leasehold interests, personal property, intellectual property, inventory, business records, files, documents, contracts, warranties, buildings, furniture, fixtures, equipment, computer hardware, laptop computers, printers, copiers, scanners, rights, claims, goodwill, and any other items that are not expressly included in the definition of Purchased Assets (including, without limitation, all such items located at any of Seller’s regional offices and/or Seller’s corporate headquarters), except those used or held for use primarily in the operation of the Purchased Restaurants.

1.3.       Intentionally Omitted.

1.4.       Assumed Liabilities and Retained Liabilities.

At Closing and subject to the terms and conditions of this APA, Purchaser shall assume the Liabilities of Seller set forth in Sections 1.4(a)-(f) below (collectively the "Assumed Liabilities").

(a)       To the extent arising out of events and transactions first occurring on or after the Closing Date, all Liabilities under the Assumed Contracts to the extent such contracts are included in the Purchased Assets and assigned to Purchaser at Closing; provided, however, that Purchaser shall not assume, and Seller shall retain, any Liabilities arising out of or relating to any breach, default, violation, non-performance, failure of compliance, or other act or omission of Seller (or any Seller Operating Entity) occurring, arising, or relating to periods prior to the Closing Date, regardless of when such Liabilities are asserted.

(b)       To the extent arising out of events and transactions first occurring on or after the Closing

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Date, all Liabilities under the Transferable Permits that are transferred to Purchaser at Closing; provided, however, that Purchaser shall not assume, and Seller shall retain, any Liabilities arising out of or relating to any breach, default, violation, non-performance, failure of compliance, or other act or omission of Seller (or any Seller Operating Entity) occurring, arising, or relating to periods prior to the Closing Date, regardless of when such Liabilities are asserted.

(c)       Only those Liabilities for accrued but unpaid vacation pay of Transferred Employees to the extent, and only to the extent, that Purchaser receives a dollar-for-dollar credit for such accrued vacation pursuant to Section 1.6(a)(4). For the avoidance of doubt, Purchaser shall not assume, and Seller shall retain, any other Liabilities relating to Transferred Employees or any other employee or service provider of Seller, including any Liabilities arising out of or relating to any breach, default, violation, non-performance, failure of compliance, misclassification, wage-and-hour violation, or other act or omission of Seller (or any Seller Operating Entity) occurring, arising, or relating to periods prior to the Closing Date, including any liability or obligation under any Seller Benefit Plan regardless of when such Liabilities are asserted.

(d)       Intentionally Omitted.

(e)       All Liabilities relating to gift certificates printed by (or on behalf of) Seller and issued or sold to customers prior to the Closing Date who present the same for redemption at any Purchased Restaurant on or after the Closing Date, subject to clauses (1)-(2) below (collectively, "Gift Certificates").

(1)       Purchaser is not assuming any obligations to any Governmental Authorities under escheatment or similar statutes in respect of the funds collected by Seller upon the sale of such Gift Certificates.

(2)       Upon the request of Purchaser from time to time (but not more frequently than quarterly) Seller shall pay to Purchaser an amount equal to the value of Gift Certificates redeemed by Purchaser at the Purchased Restaurants so long as such Gift Certificates were printed by (or on behalf of) Seller prior to Closing and issued or sold to customers by Seller prior to Closing (the "Gift Certificate Reimbursement").

(f)       Intentionally Omitted.

The Assumed Liabilities shall not include any of (i) Seller’s indebtedness for borrowed money, (ii) Seller’s Liabilities for Taxes, except as set forth in Section 10.1, and (iii) all Liabilities attributable to pre-Closing periods, regardless of when such Liabilities are asserted, discovered, assessed, or paid except to the extent specifically included as an Assumed Liability (the "Retained Liabilities").

1.5.       Purchase Price.

In consideration of Seller’s obligations under this APA (including, without limitation, the transfer of the Purchased Assets from Seller to Purchaser), Purchaser shall pay to Seller the sum of Sixty-Two Million Five Hundred Thousand and 00/100 Dollars ($62,500,000.00) at Closing in immediately available funds (the "Purchase Price"), subject to adjustment for the matters set forth in Sections 1.6, 1.7, and 1.8, in addition to the other payments, adjustments, prorations, and reimbursements as set forth in this APA. Seller shall deliver to Purchaser, not less than five (5) business days prior to Closing, an estimated closing statement reflecting the Purchase Price and all adjustments thereto as of such date. All adjustments to the Purchase Price shall be calculated in a manner consistent with Seller’s historical accounting practices used in preparing the Financial Statements delivered to Purchaser. No item shall be included in more than one adjustment under Sections 1.6 or 1.7, and all adjustments shall be made on a non-duplicative basis.

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1.6.       Prorations.

(a)       The Purchase Price shall be subject to proration as set forth in this Section 1.6. Except as elsewhere set forth herein, the following items of income and expense arising from the operation of the Purchased Restaurants on or before 12:01 a.m. (Mountain Time) on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Purchaser. Proration of the items described below between Seller and Purchaser shall be effective as of 12:01 a.m. (Mountain Time) on the Closing Date (the "Proration Time") and shall occur as follows with respect to those rights, Liabilities and obligations of Seller transferred to, and assumed by, Purchaser hereunder:

(1)       Liability for state and local real estate and personal property taxes and water and sewer use charges assessed or assessable on the Purchased Assets and payable with respect to any assessment period commencing prior to the Closing Date and payable after the Closing Date and any assessment period commencing prior to the Closing Date and ending on or after the Closing Date shall be prorated as between Seller and Purchaser on the basis of the number of days of the assessment period elapsed prior to the Closing Date (regardless of lien date and/or regardless of when such taxes or charges are assessed or attached, or deemed to have been assessed or attached) as compared to the number of days of the assessment period.

(2)       To the extent included in the Purchased Assets -- prepaid items, credits and accruals such as rent and CAM charges, utilities, other service charges, prepaid inventory rebates, license or registration fees paid to Governmental Authorities with respect to any Transferable Permits which are being transferred hereunder, rental and other payments or advances under any Assumed Contracts (including, without limitation, prepaid billboard and other advertising Contracts) shall be prorated between Seller and Purchaser on the basis of the period of time to which such Liabilities, prepaid items and accruals apply.

(3)       Intentionally Omitted.

(4)       Except where Seller is required by Law to pay the Transferred Employees for their unpaid vacation pay accrued as of the Closing Date, Seller shall credit Purchaser at Closing (by a reduction in the Purchase Price) for the amount of all unpaid vacation pay accrued as of the Closing Date by Transferred Employees who accept employment with Purchaser. The amount of unpaid vacation pay credited to Purchaser shall equal the full accrued but unpaid vacation for Transferred Employees as of the Closing Date, determined in accordance with Seller’s standard vacation accrual methodology as historically applied, without reduction for estimated turnover.

All prorations shall be determined in a manner consistent with Seller’s historical accounting practices used for the Financial Statements delivered to Purchaser, shall be made on a strictly non-duplicative basis (and not also included in any adjustment under §1.7), and shall reflect the contractual economics in effect as of the day immediately preceding the Closing Date.

(b)       Except as provided in Section 1.4 above, normal trade accounts payable of the Purchased Restaurants arising from operations prior to the Closing Date are not Assumed Liabilities (other than with respect to inventory) and will not be prorated. For the avoidance of doubt, Seller shall be solely responsible for all trade payables for goods or services received or incurred prior to the Proration Time (other than with respect to inventory accounted for under §1.7), regardless of invoice date.

(c)       All petty cash on hand at the Purchased Restaurants as of the opening of business on the Closing Date shall be for the account of Seller. The amount of any petty cash turned over to Purchaser at Closing pursuant to Section 1.2(a) above shall be added to the Purchase Price.

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(d)       To the extent practicable, all prorations shall be made prior to the Closing Date. Within ninety (90) days after the Closing Date, Purchaser shall deliver a final proration statement (the “Final Proration Statement”) with reasonable supporting detail. Seller shall have thirty (30) days after delivery of the Final Proration Statement to object in writing. Any disputed items not resolved within fifteen (15) days thereafter shall be submitted to an independent nationally recognized accounting firm jointly selected by the parties for final, binding resolution. Each party shall bear its own costs, and the accounting firm’s fees shall be borne equally unless the firm determines otherwise based on the relative merits of the parties’ positions.

1.7.       Inventory Adjustment.

(a)       As of Closing, Seller shall ensure that the total book value of the Restaurant Inventory at the Purchased Restaurants will not be less than the inventory amounts shown on Schedule 1.9. The Purchase Price shall be increased by the amount by which the Closing Inventory (defined below) at the Purchased Restaurants that are part of the Purchased Assets as of Closing exceeds $25,000.00 multiplied by the number of Purchased Restaurants that are part of the Purchased Assets as of the Closing.

◦	The term "Closing Inventory" means proteins, fresh produce, dairy products, alcoholic beverages, and similar items with a time-sensitive usability, temperature-controlled storage requirement(s), and/or other items with spoilage, waste, and/or food safety regulations. Closing Inventory shall be deemed part of Restaurant Inventory under this APA, subject to the terms of this Section 1.7.

(b)       For purposes of determining Closing Inventory, (i) before the Closing Date, Seller will furnish an inventory report for the Purchased Restaurants to Purchaser, and (ii) as of the close of business on the day immediately preceding the Closing Date, the restaurant managers of the Purchased Restaurants shall conduct a physical inventory of the Closing Inventory, and the dollar amount of such inventory shall be computed in accordance with generally accepted accounting principles consistently applied in accordance with Seller’s prior practice.

(c)       For purposes of this Section 1.7, at the time of the taking of such physical inventory, Seller shall provide to Purchaser such costing data regarding inventory as is reasonably practicable under Seller’s current accounting systems. Representatives of Seller and Purchaser may observe such physical inventory and may conduct reasonable spot audits of such physical inventory.

(d)       The Purchase Price shall also be increased by the value of Distributor Inventory which Seller has already purchased, but has not been delivered to the Purchased Restaurants or is in transit to the Purchased Restaurants. On or before the Closing Date, Seller will furnish an inventory report showing value of Distributor Inventory. Seller agrees that (1) the quantity of such Distributor Inventory shall not exceed Seller’s ordinary-course purchase quantities for the immediately preceding twelve (12) months for the applicable Purchased Restaurants; (2) Distributor Inventory shall exclude any obsolete, discontinued, expired, damaged, or otherwise unusable items, as well as any promotional or specialty items not ordinarily used by the Purchased Restaurants in the ordinary course of business; and (3) to the extent available in Seller's routine reporting systems, Seller shall provide SKU-level detail and supporting distributor documentation reasonably sufficient to verify the quantity, cost, and usability of all Distributor Inventory.

(e)       The amount of the estimated inventory adjustment pursuant to this Section 1.7 shall be equal to $25,000.00 per Purchased Restaurant and added to or subtracted from the Purchase Price due at Closing, and the actual amount of the inventory adjustment pursuant to this Section 1.7 shall be trued up within ninety (90) days after Closing.

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1.8.       Holdback Sites.

(a)       If any required Landlord Consents (as defined in Section 5.1(c) below) or Purchaser’s License Consent (as defined in Section 5.1(b) below) have not been received as of the Closing with respect to any of the Purchased Restaurants such that the Purchased Restaurant is not capable of being operated by the Purchaser in the ordinary course of business immediately after the Closing, then such Purchased Restaurant shall constitute a “Holdback Site,” and the Purchased Assets related thereto shall be deemed Excluded Assets, the Assumed Liabilities related thereto shall be deemed Retained Liabilities, and the Purchase Price shall be reduced by the "Holdback Site Value" for such Holdback Sites as set forth on Schedule 1.8. No more than eight (8) Purchased Restaurants shall be treated as Holdback Sites; provided, however, that (1) the aggregate EBITDA attributable to all Holdback Sites, taken together and measured on a consistent basis with the determination of EBITDA for the Restaurants included in the Closing, shall not exceed eleven and fifty-nine hundredths percent (11.59%) of the aggregate EBITDA of all Restaurants subject to this Agreement (including the Holdback Sites and the Restaurants acquired at Closing -- the “Holdback Site EBITDA Limitation”); and (2) the parties may mutually agree to waive this condition and elect to proceed to Closing notwithstanding that more than eight (8) Purchased Restaurants would be treated as Holdback Sites. For purposes of this Section 1.8, EBITDA for any Holdback Site and for the Restaurants included in the Closing shall be calculated based on the most recently completed twelve (12) full fiscal months prior to the Closing Date (or such other period as is otherwise used for EBITDA determinations under this Agreement). In the event the parties' initial designation of Holdback Sites would cause the foregoing Holdback Site EBITDA Limitation to be exceeded, the parties shall cooperate in good faith to promptly revise such designation, to reduce the number or composition of Holdback Sites so that the Holdback Site EBITDA Limitation is satisfied.

(b)       With respect to any likely Holdback Site, prior to Closing, the parties shall use commercially reasonable efforts, in lieu of treating the restaurant as a Holdback Site, to enter into such management, sublease or similar arrangements on mutually agreeable terms as may be permitted under the terms of applicable Laws to allow the operation of the restaurant by Purchaser without any material adverse economic impact on either Purchaser or Seller; provided however such Purchased Restaurant shall nevertheless remain a Holdback Site unless (i) such arrangement is legally permissible, and (ii) such arrangement is acceptable to Purchaser in Purchaser’s sole discretion, including Purchaser’s determination that such arrangement will not result in any legal, operational, or economic impairment of Purchaser’s rights or its ability to operate such Purchased Restaurant following Closing. The existence or possibility of any such arrangement shall not limit Purchaser’s rights under Section 1.8(a).

(c)       For a period of twelve (12) months following the Closing, the parties shall use commercially reasonable efforts to obtain the applicable Landlord Consents (in accordance with the cost provisions of this APA) and Purchaser’s License Consents necessary for Purchaser to acquire each Holdback Site and to effect the sale of such Holdback Site(s) and related Purchased Assets and Assumed Liabilities for a purchase price equal to the Holdback Site Value(s) at a subsequent closing as soon as practicable after such consents have been obtained. Subject to Section 5.1 below, such efforts to obtain such consents shall include pursuing all reasonable landlord or governmental authority processes, providing all information reasonably requested by such third parties, and executing such ancillary documentation as may be reasonably required. The parties will provide each other with written status updates not less frequently than every thirty (30) days regarding the progress of such consents.

(d)       In the event any outstanding Landlord Consent(s) and/or Purchaser’s License Consent(s) have not been obtained within twelve (12) months after the Closing Date, then Purchaser shall cease to have any obligation to purchase the Holdback Site(s) from Seller, and Seller shall cease to have any obligation to sell the Holdback Site(s) to Purchaser; provided (i) Seller shall be entitled to continue operating such

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restaurant as a Red Robin® restaurant in same manner Seller operated such restaurant prior to Closing, and (ii) such Holdback Site(s) shall automatically become subject to Purchaser’s rights under the Market Coordination Agreement and the Purchase Option Agreement.

(e)       As of the Closing Date and if any of the Purchased Restaurants are closed and not operating due to a casualty loss or for any other reason whatsoever, then each such restaurant shall be treated as a Holdback Site and the Purchased Assets related thereto shall become Excluded Assets, the Assumed Liabilities related thereto shall become Retained Liabilities, and the Purchase Price shall be reduced by the "Holdback Site Value" for such Holdback Sites as set forth on Schedule 1.8 -- provided that, if mutually agreed in writing by Seller and Purchaser (in their sole discretion), Seller will, at its expense, rebuild and reopen such site in a manner consistent with Seller’s past practice, and Purchaser and Seller will effect the purchase and sale of such Holdback Site for a purchase price equal to the Holdback Site Value at a subsequent closing as soon as practicable after such reopening.

(f)       For the avoidance of doubt, if a Purchased Restaurant is a Holdback Site under any or all of Sections 1.8(a), 1.8(b), and 1.8(e) there shall be only one adjustment to the Purchase Price at Closing equal to the Holdback Site Value for such Purchased Restaurant.

1.9.       Allocation of Purchase Price.

The Purchase Price shall be allocated among the Purchased Assets and Assumed Liabilities in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and such allocation shall be set forth on Schedule 1.9 (which schedule shall be mutually agreed upon by Seller and Purchaser as of the Effective Date). The allocation shall reflect the relative values of the Purchased Assets as determined by the Purchase Price adjustments set forth in Sections 1.5, 1.6, 1.7, and 1.8. Assumed Liabilities shall be reflected in the allocation in accordance with their fair market value as determined consistent with Section 1060. Seller and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein in a manner consistent with such allocation as set forth on Schedule 1.9 and shall take no position contrary to, or inconsistent with, the allocation set forth on Schedule 1.9. Seller shall provide Purchaser with all information reasonably required to prepare IRS Form 8594 and any related filings. Neither party shall unilaterally revise the allocation for any reason, including for audit, amended return, or financial reporting, without the prior written consent of the other party.

1.10     Gift Cards.

(a)        Seller and its Affiliates have developed a gift card program (the "Gift Card Program") that provides guests an opportunity to purchase "Gift Cards" (defined below) at Red Robin restaurants, online through Seller's authorized website, select retail locations, and other locations authorized by Seller from time-to-time (collectively, the "Authorized Locations").

(b)        A "Gift Card" is a branded, plastic card (or, a virtual or electronic representation of a branded plastic card via a code) displaying Red Robin trademarks that are assigned a monetary value upon activation and may only be activated at Authorized Locations.   Seller may update the list of Authorized Locations where Gift Cards may be activated from time-to-time in Seller's sole discretion.

(c)        Commencing on the Closing Date, Purchaser, as a franchisee, will be required to participate in this Gift Card Program as set forth in this Section 1.10.  Commencing on the Closing Date, Purchaser shall honor for redemption at the Purchased Restaurants all Gift Cards presented for redemption at any Purchased Restaurant on or after the Closing Date.  Purchaser may only activate and redeem authorized Gift Cards that have been designed, produced, approved, and distributed by Seller (or its Affiliates). For the avoidance of doubt, Purchaser’s participation in the Gift Card Program and its obligations under this

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Section 1.10 are limited to operational acceptance, activation, and redemption of Gift Cards at the Purchased Restaurants in accordance with the Franchise Agreements and the Gift Card Program, and shall not constitute an assumption by Purchaser of any liabilities or obligations of Seller or its Affiliates arising from the issuance, sale, administration, regulation, or outstanding balances of Gift Cards, except as expressly provided in this Section 1.10.

(d)        Seller is solely responsible for the design, content, production, and distribution of all Gift Cards to be used in connection with the Gift Card Program.  Seller is solely responsible for coordinating all Gift Card production runs with FiServ, Inc., or any subsequent card vendor (each, a “Card Vendor”), and Seller may change the Card Vendor from time-to-time in Seller's sole discretion.

(e)        Subject to the guidelines and requirements set forth in the Gift Card Program established by Seller from time-to-time, Purchaser is responsible to communicate directly with the Card Vendor to order Purchaser's supply of Gift Cards for its franchised restaurant(s).  Purchasers is responsible for paying all invoiced costs associated with such supply order(s), including without limitation, design, production, and distribution costs.  Purchaser is required to maintain the gift card merchandiser with gift card & promotional messages established by Seller in Purchaser's franchised restaurant(s).

(f)        Subject to the guidelines and requirements set forth in the Gift Card Program established by Seller from time to time, Purchaser shall communicate all Gift Card supply needs for Purchaser's franchised restaurants through Seller's corporate office or designated marketing team. Purchaser shall be responsible for all invoiced costs associated with such Gift Card supply order(s), including, without limitation, supply order costs and distribution costs. Currently, design and production costs related to the Gift Card program are included in the cooperative advertising program (or, CAP) under the franchise agreement, unless otherwise modified by Seller. Purchaser shall maintain the gift card merchandiser with Gift Cards and promotional messages established by Seller in Purchaser's franchised restaurant(s).

(g)        At the time Gift Cards are delivered to Purchaser's franchised restaurant(s) from the Card Vendor, they are not active and not capable of being used for purchases.  Commencing on the Closing Date, Purchaser is responsible to activate Gift Card(s) purchased by guests at Purchaser's franchised restaurants using authorized equipment.  Currently, the point-of-sale system collects Gift Card data and activates Gift Cards.

(h)        Commencing on the Closing Date, Purchaser is responsible to retain the proceeds from each Gift Card activation and to properly account for such activation on Purchaser's books and records (e.g., debit of cash as an asset and corresponding credit of deferred revenue as liability). Nothing herein shall be deemed to transfer to Purchaser ownership of, or ultimate responsibility for, system-wide Gift Card balances or outstanding Gift Cards sold through other Authorized Locations or channels, which shall remain the responsibility of Seller or its Affiliates.

(i)        Purchaser is responsible for installing, maintaining, and ensuring the proper functionality of the point-of-sale system and other authorized systems and/or equipment used in connection with the Gift Card Program at Purchaser's cost.

(j)       On a periodic basis, Seller or the "Gift Card Administrator" or "GCA" (defined below) may conduct periodic reconciliations of Gift Card activations and redemptions in accordance with the Gift Card Program. Any such reconciliation shall be limited to amounts attributable to Gift Cards activated or redeemed at Purchaser’s franchised restaurants.

(k)         Currently, the Gift Card Administrator is Fiserv, Inc., and Seller may change the GCA from time-to-time in Seller's sole discretion.  Currently, the GCA completes the Gift Card reconciliations on a

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weekly basis. Purchaser shall cooperate in a commercially reasonable manner with such reconciliation process using Seller-approved systems. Purchaser shall not be required to grant any third party unrestricted access to Purchaser’s bank accounts except to the extent reasonably necessary to facilitate such reconciliation and consistent with Purchaser’s standard banking controls and authorizations.

(l)        Commencing on the Closing Date,  Purchaser will be responsible to comply with the requirements and guidelines for the Gift Card Program established by Seller from time-to-time.  Purchaser is responsible for its obligations under applicable laws with respect to Gift Cards including, without limitation (i) applicable laws regarding marketing, sale and redemption of Gift Cards, and (ii) reporting and payment obligations under applicable laws regarding escheatment.  Seller shall remain responsible for compliance with applicable escheatment or unclaimed-property Laws relating to Gift Cards issued, sold, administered, or tracked through Seller-controlled systems or channels, except to the extent applicable Law imposes such obligations on franchisees with respect to in-restaurant Gift Card sales.

SECTION 2.      CLOSING.

2.1.      Closing and Closing Date.

Subject to the satisfaction or waiver of the conditions contained in Sections 6 and 7 of this APA, Purchaser and Seller agree the closing of the transactions contemplated by this APA (the "Closing") shall occur at a mutually-agreed date no later than July 17, 2026 (the "Closing Date") -- provided that, if all of the conditions to Closing set forth in Sections 6 and 7 of this APA have not been satisfied as of such date, then the Closing Date shall be automatically extended to a mutually-agreed date not later than October 19, 2026 (the "Outside Closing Date"); provided, further, that (i) if all of the conditions to Closing have not been satisfied or waived as of the Outside Closing Date, the Outside Closing Date may be further extended to a later mutually agreed date, which agreement shall not be unreasonably withheld, conditioned, or delayed by either Purchaser or Seller; and (ii) if the parties are unable to agree on such extension to the Outside Closing Date as set forth in clause (i), then either Party may terminate this APA as set forth in Section 2.2. By June 15, 2026, if Purchaser and Seller have not mutually agreed on a Closing Date that is no later than July 17, 2026, then either party may, upon written notice, designate a proposed Closing Date and elect to move the Closing Date to a mutually agreed date no later than the Outside Closing Date. Such mutual agreement shall not be unreasonably withheld, conditioned, or delayed, and the parties shall use commercially reasonable efforts to establish a Closing Date consistent with this Section 2.1. Seller and Purchaser shall use commercially reasonable efforts (or such other degree of effort specifically required by any other part of this Agreement) to accomplish the Closing on the first Monday after the last Sunday of an accounting period in Seller’s fiscal calendar. The Closing shall be deemed to be effective for all purposes under this APA as of 12:01 a.m. (Mountain Time) on the Closing Date.

2.2.       Outside Closing Date.

Seller shall use commercially reasonable efforts to obtain all Required Consents, Purchaser shall use commercially reasonable efforts to obtain all Purchaser's License Consents, and both parties shall use commercially reasonable efforts to satisfy all other conditions to Closing during the period prior to the Outside Closing Date, including reasonable escalation and follow-up, to obtain all consents required under Section 1.8 and Section 5.1. The failure to take such actions shall be deemed a failure to comply with its obligations for purposes of Section 2.2. If Closing has not occurred by the Outside Closing Date (and otherwise subject to Section 2.2(      a) below), then either party may terminate this APA without Liability to the other party; provided that no party may terminate this APA under this Section 2.2 if Closing has failed to occur by such date as a result of such party’s failure to comply with its obligations under this APA. In the event of the termination of this APA pursuant to this Section 2.2, then this APA shall forthwith become null and void and of no further force or effect; provided the parties hereto shall remain liable for any breach

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of this APA prior to its termination to the extent set forth in this APA, including for the avoidance of doubt, all Liabilities under Section 5.5 of this APA.

(a)       Limited Extension to Outside Closing Date. In the event (i) Purchaser has used commercially reasonable efforts to obtain all Purchaser's License Consents, (ii) Purchaser has not secured all Purchaser's License Consents by the Outside Closing Date, and (iii) Purchaser is otherwise in compliance with its obligations under this APA, then Purchaser shall have the limited right to bifurcate the Closing and extend the Outside Closing Date on a limited portion of the transaction contemplated by this APA to December 31, 2026, subject to the conditions set forth below:

(1)       in the event Purchaser intends to exercise its rights under this Section 2.2(a), then Purchaser shall provide prior written notice to Seller regarding Purchaser's intention to exercise its rights under this Section 2.2(a) with reasonably sufficient detail and such notice shall be delivered to Seller no less than thirty (30) days prior to the Closing Date (the "Limited Extension Notice");

(2)       upon Seller's receipt of the Limited Extension Notice, Purchaser and Seller agree to negotiate in good faith regarding a mutually-acceptable, practical transition plan related to the continued operations of the Purchased Restaurants referenced in the Limited Extension Notice;

(3)       the first (1st) tranche of the bifurcated Closing contemplated under this Section 2.2(a) shall occur on or before October 19, 2026, and Seller shall receive no less than Forty Million and 00/100 Dollars ($40,000,000.00) of the Purchase Price at such 1st closing (the "First Closing");

(4)       the second (2nd) tranche of the bifurcated Closing contemplated under this Section 2.2(a) shall occur on or before December 31, 2026, and Seller shall receive the remainder of the Purchase Price at such 2nd closing (the "Second Closing");

(5)       the First Closing and Second Closing contemplated under this Section 2.2(a) shall otherwise be subject to Section 1.8 above and all other conditions to Closing set forth in this APA;

(6)       In the event Purchaser has not complied with its obligations under this APA, then Purchaser shall not have the right to exercise the limited extension rights set forth in this Section 2.2(a);

(7)       In the event Purchaser validly exercises the limited extension rights set forth in this Section 2.2(a), then the parties shall use commercially reasonable efforts to effectuate the First Closing and Second Closing contemplated by this APA in accordance with Section 2.3 below with appropriate modifications to the parties obligations under Section 8 regarding indemnification, survival of representations, general rules of indemnification, and similar matters;

(8)       In the event Purchaser validly exercises the limited extension rights set forth in this Section 2.2(a) such that the First Closing has occurred on or before October 19, 2026, and the Second Closing has not occurred by December 31, 2026, then either party may terminate this APA without Liability to the other party; provided that no party may terminate this APA under this Section 2.2(a) if the Second Closing has failed to occur by

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December 31, 2026, as a result of such party’s failure to comply with its obligations under this APA:

(9)        In the event the First Closing has occurred, then any such termination referenced in Clause (8) above shall apply solely with respect to the Purchased Restaurants, Purchased Assets, and Assumed Liabilities that were not transferred or assumed at the First Closing, and this APA shall remain in full force and effect with respect to all Purchased Restaurants, Purchased Assets, and Assumed Liabilities transferred or assumed at the First Closing, including (a) all representations, warranties, covenants, and agreements of the parties relating to the Purchased Restaurants, Purchased Assets, and Assumed Liabilities transferred or assumed at the First Closing (including, without limitation, the survival periods set forth in Section 8.3); and (b) the indemnification provisions set forth in Section 8 as relate to such transferred or assumed Purchased Assets and Assumed Liabilities;

(10)       In the event of the termination of this APA pursuant to Section 2.2(a)(8), then this APA shall forthwith become null and void only with respect to the Purchased Restaurants, Purchased Assets, Assumed Liabilities, and similar matters contemplated by this APA not transferred or assumed at the First Closing, and shall otherwise remain in full force and effect in all respects with respect to the First Closing; provided that, notwithstanding the foregoing partial termination, the parties hereto shall remain liable for any breach of this APA prior to its termination to the extent set forth in this APA, including for the avoidance of doubt, all Liabilities under Section 5.5 of this APA; and

(11)       In the event Purchaser validly exercises the limited extension rights set forth in this Section 2.2(a), then the First Closing and Second Closing shall be collectively referenced as the "Closing" under this APA upon consummation of the Second Closing, subject to the terms of this Section 2.2(a).

2.3.       Closing Documentation and Further Assurances.

(a)       At Closing, Purchaser shall pay, or cause to be paid, the Purchase Price to Seller and Seller shall sell, transfer, convey, assign and deliver to Purchaser the Purchased Assets in accordance with Section 1.1, and the parties shall execute such customary warranty deeds, lease assignments, supplemental assignment agreement(s), bills of sale, quitclaim deeds for any buildings included in the Purchased Assets, assignment and assumption agreements (including assignment and assumption agreements for Distributor Inventory), and other instruments, in recordable form where applicable (including GAP indemnities, owner’s affidavits, non-foreign affidavits and other instruments a title company customarily requires for the issuance of title policies), as are necessary to convey good and marketable title to the Purchased Assets, to effectuate an assignment and assumption of the Assumed Liabilities, and to otherwise effectuate the transactions contemplated by this APA, all in a form mutually agreed to by the parties. All actions taken at Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. Immediately prior to the Closing (and to be effective as of the Closing), Seller shall deliver to Purchaser fully executed payoff letters and lien release undertakings from each holder of any indebtedness or other obligations secured by, or otherwise constituting a Lien on, any of the Purchased Assets (the “Payoff Letters”). Each Payoff Letter shall: (i) be in form and substance reasonably acceptable to Purchaser and Purchaser’s lender; (ii) state the total amount due with a stated per diem through the Closing Date; and (iii) provide that all Liens and other encumbrances in favor of such holder affecting the Purchased Assets shall be released at Closing in accordance with such holder's standard policies and procedures for the release of such Liens. Seller shall also deliver all instruments, UCC termination statements, mortgage satisfactions, releases, and other documentation required to evidence such lien terminations in recordable form (as applicable) or shall cause the same to be delivered directly to

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Purchaser’s lender at or as soon as practicable following the Closing. All such Payoff Letters and related release documentation shall be delivered to Purchaser as early as practicable prior to Closing for Purchaser’s reasonable review.

(b)       If any particular Purchased Asset shall be incapable of being conveyed, assigned or otherwise transferred at the Closing as contemplated herein (either in whole or in part), or if the conveyance, assignment or other transfer of any particular Purchased Asset shall require the consent of another Person which consent has not been obtained as of the Closing Date (each, a "Non-Assignable Asset"), then (subject to the more particular provisions of Section 1.8), the parties shall cooperate with one another after the Closing Date to convey, assign or otherwise transfer such Non-Assignable Asset to the Purchaser; provided, however, that Purchaser shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Asset to the extent Purchaser would have been responsible therefor as Assumed Liabilities if such Non-Assignable Asset had been conveyed on the Closing Date and Purchaser shall have the rights and income associated therewith as if such Non-Assignable Asset had been conveyed on the Closing Date.

(c)       If the parties identify, prior to Closing or within one (1) year after Closing, any assets (tangible or intangible) which are owned by Seller and not included as part of the Purchased Assets and Assumed Contracts and were reasonably necessary for Seller to operate the Purchased Restaurants prior to the Closing in Seller’s ordinary course of business, then Seller shall use commercially reasonable efforts to promptly transfer, convey and/or assign such tangible assets to Purchaser, at no additional cost to Purchaser; provided Seller shall not be obligated to transfer, convey and/or assign any such tangible assets that are Excluded Assets or otherwise set forth on Schedule 3.17.

2.4.       Third Party Approvals.

Purchaser and Seller acknowledge the transactions contemplated by this APA may be subject to the approval of third parties including Governmental Authorities, liquor licensing authorities, landlords, lessors, lenders, mortgagees, and other parties with approval rights.

SECTION 3.      REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Purchaser that the statements contained in this Section 3 are true and correct as of the Effective Date, except as otherwise specifically set forth in this Section 3.

3.1.       Organization and Good Standing.

Seller is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Nevada. Seller, together with each subsidiary or other Affiliated entity through which Seller owns or operates any of the Purchased Restaurants (each, a “Seller Operating Entity”), is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization and is qualified to do business and in good standing in each jurisdiction where the nature of its activities or the character of the Purchased Restaurants makes such qualification necessary. Seller and each Seller Operating Entity has full corporate or organizational power and authority and all licenses, permits and authorizations necessary to own, lease, and operate the Purchased Restaurants and the Purchased Assets, to carry on the operations of the Purchased Restaurants as presently conducted, and to execute, deliver and perform its obligations under this APA. Seller has made available to Purchaser a true, correct, and complete list of all Seller Operating Entities involved in the ownership or operation of the Purchased Restaurants. No Seller Operating Entity is in violation of its organizational documents, and no proceeding has been commenced seeking the dissolution, liquidation, winding-up, cancellation, or suspension of Seller or any Seller Operating Entity.

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3.2.       Binding Effect.

As of the Effective Date and as of the Closing Date, the execution, delivery and performance of this APA and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller and no further action, approval or proceeding is necessary on the part of Seller, its board of directors or its shareholders for the execution, delivery or performance of this APA or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. As of the Effective Date and as of the Closing Date, this APA and each other agreement and instrument to be executed and delivered by Seller hereunder constitutes, or will constitute, when executed and delivered, the legal, valid and binding obligation of Seller enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

3.3.       Conflicts, Consents, and Approvals.

(a)       Except as set forth on Schedule 3.3 (the "Required Consents"), the execution and delivery by Seller of this APA and the consummation by it of the transactions contemplated hereby, do not and will not violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any Lien upon any of the Purchased Assets (other than Permitted Liens), or require any authorization, consent, approval, exemption or other action by or notice to any Person (other than a Governmental Authority) pursuant to, Seller’s certificate of incorporation, bylaws or other organizational documents, or any Assumed Contract or other Contract affecting, relating to or used in connection with the Purchased Restaurants or the Purchased Assets, any Law affecting the Purchased Restaurants or the Purchased Assets, or any judgment, order, injunction or decree by which Seller is bound, to which it is a party, or to which its assets are subject.

(b)       Except as set forth in Schedule 3.3, Seller is not required to submit any notice, declaration, report or other filing or registration with any Governmental Authority in connection with the execution and delivery of this APA or the consummation of the transactions contemplated hereby.

(c)       Except as set forth in Schedule 3.3, no waiver, consent, approval or authorization of any Governmental Authority is required to be obtained or made by Seller in connection with the execution and delivery of this APA or the consummation of the transactions contemplated hereby.

(d)       Schedule 3.3 lists all consents from any non-governmental Person which are required to be obtained by Seller in connection with the execution and delivery by it of this APA and the consummation of the transactions contemplated hereby.

3.4.       Financial Statements.

(a)       Seller has made available to Purchaser and attached hereto as Schedule 3.4 true, correct and complete copies of restaurant-level profit and loss statements for the Purchased Restaurants for the fiscal years ended December 31, 2023, December 29, 2024, and December 28, 2025, as well as for the first three (3) accounting periods of Seller's current fiscal year (the "Financial Statements"), which, for purposes of the condition to Closing set forth in Section 7.2 and for purposes of any claim for indemnification pursuant to Section 8.1, shall mean and include the interim financial statements to be delivered pursuant to Section 5.2(b) (which shall be prepared on a basis consistent with the Financial Statements).

(b)       Except as set forth on Schedule 3.4, the Financial Statements have been prepared by Seller

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in accordance with Seller’s historical internal accounting procedures and processes consistently applied throughout the periods presented, are derived from and are consistent with the books and records maintained by Seller in the ordinary course of business, and present fairly, in all material respects, the results of operations of the Purchased Restaurants for the periods shown therein.

(c)       Except as set forth on Schedule 3.4, the Financial Statements are complete and accurate in all material respects, do not contain any misstatement of material fact or omit to state any material fact necessary to make the statements therein not misleading, and include all material expenses, accruals, reserves, contingent liabilities, and other obligations of any kind relating to the Purchased Restaurants for the periods presented (whether or not invoiced, billed, or recorded as of the applicable period end).

(d)       Except as set forth on Schedule 3.4, the Financial Statements fully reflect all material costs, expenses, fees, license charges, support charges, maintenance costs, subscription costs, and other amounts associated with any Excluded Assets or Excluded Services (including, without limitation, all software, systems, and technology platforms) that were used in or necessary for the operation of the Purchased Restaurants during the periods covered by the Financial Statements, and (except as set forth on Schedule 3.4) no such material costs have been omitted, deferred, or capitalized.

(e)       Except as set forth on Schedule 3.4, the Financial Statements also include all material accruals and reserves for liabilities arising out of or relating to the operation of the Purchased Restaurants during the periods presented, whether or not invoiced as of the applicable period end.

(f)       During the periods covered by the Financial Statements (and except as set forth on Schedule 3.4), Seller has not incurred advertising or promotional expenses or general and administrative expenses for the benefit of the Purchased Restaurants other than those reflected on the Financial Statements and there have been no shared expenses between the Purchased Restaurants and any Excluded Assets or Excluded Services which required an allocation of such shared expenses between the Purchased Restaurants and any Excluded Assets or Excluded Services.

(g)       Except as set forth on Schedule 3.4, all store level income statements delivered to the Purchaser were prepared by Seller in the ordinary course of business and the data set forth in such income statements is true, accurate and correct in all material respects.

(h)       Except as set forth on Schedule 3.4, Seller has not changed its accounting periods or fiscal calendar with respect to the Purchased Restaurants during the periods covered by the Financial Statements.

(i)       Purchaser acknowledges the Financial Statements were not prepared in accordance with GAAP. No representation or warranty is made as to the pro forma adjustments to Financial Statements that would be necessary or appropriate to give pro forma effect to the transactions contemplated hereby or otherwise reflect the beneficial ownership of Purchased Restaurants by Purchaser or any Person other than Seller.

(j)       Except as set forth on Schedule 3.4 (and since January 1, 2023), there has not been any material change in accounting policies, procedures or practices, cash management practices, inventory controls, accrual of other expenses or deferral of revenue. Except as set forth on Schedule 3.4, Seller has disclosed to Purchaser all material non-recurring items, extraordinary items, or adjustments that materially affect the results reflected in the Financial Statements.

3.5.       Ordinary Course and Material Adverse Change.

(a)    Since December 29, 2025 (and except as set forth on Schedule 3.5), Seller has conducted the

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business of the Purchased Restaurants in Seller’s ordinary course of business and the Purchased Restaurants have not suffered a Material Adverse Change, defined below.

◦	The term "Material Adverse Change" means a material adverse change on the business and operations of the Purchased Restaurants (taken as a whole after taking into account any insurance recoveries) in a manner that is materially disproportionate to such event’s effect on the restaurant industry as a whole, but shall not be deemed to include any adverse change, effect, event or development relating to: (i) general business, economic, or regulatory conditions; (ii) any natural disaster, (iii) any national or international political or social conditions including, without limitation, terrorism, sabotage, military action or war regardless of declaration, commencement, and/or escalation; (iv) changes or disruption in financial, banking or securities markets including, without limitation, changes in foreign currency exchange rates, decline in the price of any security, or declines in market indexes; (v) changes in accounting standards, requirements or principles, including GAAP; (vi) general economic factors or conditions that affect the industries, markets or geographical areas in which the Purchased Restaurants operate generally; (vii) changes in Law or other binding directives issued by any Governmental Authority; (viii) actions required to be taken under applicable Laws or Contracts; (ix) compliance with the terms of, or the taking of any action contemplated by, this APA; (x) any action taken or statement made by Purchaser or its Affiliates; (xi) the execution, delivery, announcement, pendency or performance of this APA including the transactions and transaction documents by this APA; or (xii) any changes to the business of Purchased Restaurants shown in any filings by Seller with the Securities and Exchange Commission on or before the Effective Date.

◦	The term "ordinary course of business" means “consistent with Seller’s past practice with respect to the Purchased Restaurants.”

(b)       Since December 29, 2025 (and except as set forth on Schedule 3.5), (1) the Purchased Assets have not suffered any material damage, destruction, or loss; (2) Seller has not amended, modified, entered into, and/or terminated any Assumed Contract, Retained Contract, or any Contract that would otherwise be deemed as an Assumed Contract or Retained Contract; (3) Seller has not sold, leased, assigned or transferred any portion of the material assets or properties related to Purchased Restaurants which assets or properties would have otherwise been part of the Purchased Assets hereunder, except sales of inventory in the ordinary course of business; (4) Seller has not canceled without fair consideration any debts or claims owing to or held by it with respect to Purchased Restaurants, which debts or claims would have otherwise been part of the Purchased Assets hereunder; (5) Seller has not promised, made, or granted any increase to wage, salary or compensation paid to any of management-level employees of Purchased Restaurants, other than bonuses, promotions, performance increases, merit increases, and other changes to compensation in the ordinary course of business; (6) Seller has not offered retention, stay, and/or severance packages to management-level employees of the Purchased Restaurants; (7) Seller has not delayed or postponed any scheduled remodeling, repair or maintenance project for Purchased Restaurant that would reasonably be expected to impair the operation or condition of any Purchased Restaurant; (8) Seller has not made any change in accounting methods, policies, or practices with respect to the Purchased Restaurants; (9) Seller has not materially changed menu pricing, discounting, promotional programs, or marketing practices from past practice; (10) Seller has not modified, terminated, or entered into any material vendor, supplier, distributor, or service relationships relating to the Purchased Restaurants, other than in the ordinary course of business consistent with past practice; (11) Seller has not changed ordering practices, inventory purchasing methods, or supply chain procedures in any manner that would reasonably be expected to affect food cost, labor cost, inventory levels, or operating margins of the Purchased Restaurants; (12) Seller has

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not reduced staffing levels, modified scheduling practices, or changed labor allocation methods for the Purchased Restaurants, other than in the ordinary course consistent with past practice; and (13) Seller has not taken any other action with respect to the Purchased Restaurants that is outside the ordinary course of business consistent with past practice and that would reasonably be expected to adversely affect the operation or condition of the Purchased Restaurants following the Closing.

3.6.       Material Permits.

Schedule 3.6 sets forth a true, correct, and complete list of all Permits required by Law in connection with the ownership or operation of the Purchased Restaurants as of the Effective Date (the "Material Permits"). Except as set forth on Schedule 3.6, the Material Permits are in full force and effect and not subject to any current or threatened suspension, revocation, or non-renewal except expiration according to the terms of such permit(s). To the extent in Seller’s possession, Seller has delivered to Purchaser copies of the Material Permits for each Purchased Restaurant. Schedule 3.6 indicates which Material Permits are intended to be assigned at Closing, those that are not intended to be assigned at Closing and those which require consent to be transferred or assigned to Purchaser at Closing. Seller is in material compliance with all Material Permits.

3.7.       Tax Liabilities.

(a)       Seller has filed all federal, state, county and local Tax returns, statements, forms, and reports (including elections, declarations, disclosures, schedules, estimates and information returns) (“Tax Returns”) that are required to be filed in connection with the income or operation of the Purchased Restaurants or the ownership of the Purchased Assets on or prior to the Closing (including, without limitation, those with respect to income, payroll, property, withholding, social security, unemployment, franchise, escheat, excise and sales Taxes, to the extent that the same relate to the Purchased Assets or the operations of the Purchased Restaurants). Such Tax Returns are true, correct and complete in all material respects.

(b)       Except for Taxes being contested in good faith, Seller has either paid such Taxes that have become due on or before the due date for payment thereof, whether or not reflected on any return or report, and any interest and penalties with respect thereto or Seller has accrued on its books or has established adequate reserves for such taxes payable but not yet due, and Seller has made required cash deposits with appropriate Governmental Authorities representing estimated payments of such Taxes in respect of the Purchased Assets and the operation of the Purchased Restaurants, including income Taxes and employee and any other withholding Tax obligations. Seller has properly collected and remitted all sales, use, and similar Taxes.

(c)       No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Seller with respect to any such Tax. No unsatisfied deficiency, delinquency or default for any Tax in respect of the Purchased Assets has been assessed (or claimed or proposed in writing) against Seller, nor has Seller received notice of any such deficiency, delinquency or default. No written claim has been received by Seller from a taxing authority in a jurisdiction where Seller owns any of the Purchased Assets or conducts operations of any of the Purchased Restaurants and does not file tax returns that Seller is or may be subject to Tax in such jurisdiction. Seller is not presently contesting the Tax liability with respect to the income or operations of the Restaurants or the ownership of the Purchased Assets before any Tax authority.

(d)       Within the six (6) years prior to the Closing Date, (i) Seller has not been the subject of an audit or other examination of Taxes by the Tax authorities of any nation, state or locality with respect to the income or operations of the Purchased Restaurants or the ownership of the Purchased Assets; (ii) no

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such audit is contemplated or pending; (iii) Seller has not received any written notices from any Tax authority relating to any issue that could affect any Tax liability with respect to the income or operations of the Purchased Restaurants or the ownership of the Purchased Assets; (iv) there are no facts that would reasonably be expected to give rise to any such audits or notices. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

(e)       Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(f)       No Purchased Asset (i) is treated as owned by any Person other than Seller for Tax purposes, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or (iv) is subject to a 467 rental agreement as defined in Section 467 of the Code.

3.8.       Title and Lien Matters.

Seller has and will convey to Purchaser at Closing good, valid, and marketable title to the Purchased Assets, free and clear of any Liens, except for the following Liens ("Permitted Liens"):

(a)       Liens for Taxes not yet due and payable;

(b)       statutory Liens arising in the ordinary course of business and not resulting from any default or delinquency by Seller;

(c)       with respect to the Real Estate, restrictions, conditions, reservations, limitations, easements, other matters of record, and any condition which an accurate and complete survey of the Real Estate would disclose;

(d)       building, environmental, zoning and other laws, ordinances, codes, restrictions, and regulations imposed by any governmental authority having jurisdiction over the Real Estate;

(e)       statutory and contractual Liens of landlords under the Leases for amounts which are not yet due or payable;

(f)       consensual Liens granted with respect to Seller’s Personal Property, which Liens are indicated on Schedule 3.8;

(g)       Liens, claims, encumbrances, security interests, and/or title exceptions resulting from acts or omissions of Purchaser (including its affiliates, employees, officers, directors, agents, contractors, invitees, and/or licensees);

(h)       variations between tax lot lines and lines of record title; and

(i)       matters disclosed on Schedule 3.8 and any liens, encumbrances, survey matters, or other title exceptions approved or waived by Purchaser.

3.9.       Condition of Purchased Assets.

(a)       Except as expressly set forth in this Agreement (including, without limitation, the representations and warranties in Sections 3.9(c), 3.10, and 3.12), Purchaser hereby acknowledges that it has an opportunity to inspect the Purchased Assets and that, subject to the foregoing, the Purchased Assets

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shall be conveyed at Closing to Purchaser in an "AS IS" and "WHERE IS," and "WITH ALL FAULTS" condition.

(b)       Except as expressly set forth in this Agreement (including, without limitation, the representations and warranties in Sections 3.9(c), 3.10, and 3.12), Seller has not made and is not making any representations or warranties, express or implied, written or oral, as to (i) the nature or condition, physical or otherwise, of the Purchased Assets or any aspect thereof, including, without limitation, any warranties of habitability, suitability, merchantability or fitness for a particular use or purpose, or the absence of latent defects in such assets, (ii) the nature or quality of construction, structural design or engineering of the improvements or the state of repair or lack of repair of any of such assets, (iii) the quality of the labor or materials included in the Purchased Assets, (iv) the soil conditions, drainage conditions, topographical features, access to public rights-of-way, availability of utilities or other conditions or circumstances which affect or may affect the property(ies) or any use to which the Purchased Assets may be put, (v) any conditions at or which affect or may affect the Purchased Assets with respect to any particular purpose, use, development potential or otherwise, (vi) the area, size, shape, configuration, location, capacity, quantity, quality, cash flow, expenses or value of the Purchased Assets or any part thereof.

(c)       Notwithstanding the foregoing, Seller represents that Seller’s Improvements and Seller’s Personal Property, are in "Working Order" (defined below) as of the Closing Date.

◦	The term “Working Order” means, with respect to any asset, system, or item of Seller’s Improvements or Seller’s Personal Property, that such asset, system, or item (a) is operable and functioning in all material respects for its ordinary and intended purpose, consistent with the manner in which it has been used in the ordinary course of business, (b) is not in a state of failure or material disrepair, (c) does not require immediate or imminent repair or replacement in order to perform such ordinary intended purpose, and (d) is in a condition consistent with the age, usage, and maintenance history of such asset, system, or item, subject to normal wear and tear.

(d)       The terms of Section 3.9(a) and Section 3.9(b) shall survive Closing indefinitely and the terms of Section 3.9(c) shall survive Closing until the ninetieth (90th) day after the Closing Date.

(e)       For the avoidance of doubt, nothing in this Section 3.9 shall limit or modify Seller’s obligations to maintain the Purchased Assets and the Purchased Restaurants through the Closing pursuant to Section 5.3.

3.10.       Real Estate. Except as otherwise set forth on Schedule 3.10:

(a)       Except for the Permitted Liens, Seller has, and as of the Closing will convey to Purchaser, good and valid title to Seller’s Improvements free and clear of all Liens. Except for Liens that will be released at or in connection with the Closing that are held by parties whose consent to the transaction is required as set forth on Schedule 3.3, Seller has not granted any Liens of any kind with respect to Seller’s Improvements, except for the Permitted Liens set forth on Schedule 3.8. There are no pending, or to Seller’s Knowledge, threatened claims, disputes, or circumstances that would reasonably be expected to give rise to any Lien, encumbrance, or other adverse interest affecting Seller’s Improvements. There are no conditions, restrictions, or matters, whether arising under the Leases, relating to the Seller’s Improvements, or otherwise affecting the Real Estate, that materially and adversely affect the access to, use of, or operation of the Purchased Restaurants in the manner presently conducted.

◦	“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of each of the following individuals: (i) Seller’s Chief Executive Officer, (ii) Seller’s Chief
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Financial Officer, and (iii) Seller’s Chief Operating Officer. For purposes of this definition, “reasonable inquiry” means inquiry of the employees of Seller who would reasonably be expected to have knowledge of the applicable matter in the ordinary course of their respective duties.

(b)       Seller has a leasehold interest in and to the Real Estate for each Purchased Restaurant (except for the Purchased Restaurants located at 14090 Worth Avenue, Woodbridge, VA, and 1020 Pittsburgh Mills Circle, Tarentum, PA, where Seller owns fee title), and with respect to each such leased location, Seller has delivered to Purchaser complete copies of each lease for the Real Estate (the "Lease(s)"), including, without limitation, all amendments, extensions, guaranties, assignments, side letters, estoppels, waivers, and other agreements with respect thereto, that are in Seller’s reasonably available possession. Each Lease is in full force and effect, and is a legal, valid and binding obligation of Seller (and to Seller’s Knowledge, the other party or parties thereto). All rents, additional rents, or other amounts due to date on each Lease have been paid or will be accounted for in connection with the prorations contemplated by Section 1.6.

(c)       Seller has not received any written notice alleging that it is in default under any Lease. Seller is not in default under any Lease in any respect beyond any and all applicable notice and cure periods. To Seller’s Knowledge, no landlord or other counterparty to any Lease is in default of any of its obligations under any Lease beyond any and all applicable notice and cure periods. To Seller’s Knowledge, no event, occurrence, condition or act (including the consummation of the transactions contemplated by this APA) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by Seller under any Lease in any respect or otherwise cause any Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing except with respect to any Required Consents. The Lease(s) delivered to Purchaser contain any applicable side letter, amendment, modification, waiver, accommodation, rent concession, co-tenancy agreement, or other agreement or understanding relating to any Lease. To Seller’s Knowledge, Seller has satisfied all monetary and non-monetary obligations under each Lease, including all maintenance, repair, insurance, reporting, delivery of financial information, operational, and compliance obligations that are required to be performed by Seller prior to the Closing Date.

(d)       Schedule 3.10 sets forth all security deposits, letters of credit, or other forms of tenant security posted with respect to each Lease. To Seller’s Knowledge, no security deposit, or other tenant security instrument or any portion thereof deposited with respect to any Lease has been applied by the landlord under such Lease in respect of a breach or default by Seller under such Lease which has not been redeposited in full. Seller has not received any written or, to Seller’s Knowledge, oral notice that any landlord intends to draw upon, apply, increase, require replenishment of, or otherwise take action with respect to any such security deposit or letter of credit. To Seller’s Knowledge, Seller does not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to any Lease. No landlord or other counterparty to any Lease is an Affiliate of Seller or holds any direct or indirect economic or financial interest in Seller.

(e)       Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Real Estate or any portion thereof, except for any affiliates or subsidiaries with respect to the operation of certain Purchased Restaurants under intracompany agreements that will not survive the Closing and except for Donatos Pizzeria LLC with respect to certain Purchased Restaurants. Except for Purchaser’s rights under this APA, Seller has not granted any option, right of first refusal, right of first offer, purchase right, preferential purchase right, expansion right, or similar right with respect to the Real Estate or any interest therein and, Seller has not agreed to any unrecorded easements, access rights, use restrictions, restrictive covenants, maintenance obligations, or other encumbrances affecting the Real Estate except as expressly set forth in the applicable Lease. Except for Required Consents, there is no sublease, license,

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occupancy right, or other agreement that affects or limits Purchaser’s ability to assume or operate under the Leases on the terms in effect as of the Effective Date.

(f)       Seller has delivered to Purchaser copies of the following documents, reports, certificates, surveys, and other materials to the extent in Seller’s possession and relating to the Real Estate or any Purchased Restaurant: (1) real estate tax certificates for the most recent tax year and copies of all current real estate tax statements and receipts for current real estate taxes paid, if available; (2) current certificates of occupancy and other equivalent governmental approvals; (3) Permits relating to the ownership, maintenance, or operation of the Real Estate; (4) surveys, soils reports, environmental reports, environmental site assessments (including Phase I and Phase II reports), engineering reports, zoning reports, appraisals, construction plans and specifications, and other due diligence materials received by Seller from third parties or prepared for Seller’s benefit; (5) materially relevant records necessary for the operation, maintenance, repair, or replacement of the Real Estate or Seller’s Improvements; and (6) copies of Seller’s most recent owner’s or leasehold owner’s title policies with respect to the Real Estate.

(g)       To Seller’s Knowledge, there is no material uncured violation of any zoning, building, health, fire, water use or similar Law in connection with the ownership and/or use of the Real Estate that could result in a Lien, require capital expenditures, or have a material and adverse impact on Purchaser’s ability to own, occupy, or operate the Real Estate or the Purchased Restaurants as currently operated. Seller has received no written notice of any pending or threatened termination or material impairment of access, parking rights, ingress or egress, or of any pending or threatened discontinuation, interruption, or required upgrade of sewer, water, electrical, gas, telephone, internet, or other utility services to the Real Estate, except for temporary discontinuation in connection with any ordinary maintenance and repairs.

(h)       To Seller’s Knowledge, Seller has not received any written notice that either the whole or any material portion of the Real Estate is to be condemned, requisitioned or otherwise taken by any public authority. To Seller’s Knowledge, Seller has not received any written notice of any public improvements, special assessments, or proposed assessments that may result in material costs or charges payable on or after the Closing Date. To Seller’s Knowledge, there are no conditions, defects, pending repair obligations, or unperformed maintenance items at any Purchased Restaurant that, individually or in the aggregate, would reasonably be expected to require material capital expenditures or materially interfere with the use or operation of the Real Estate or the Purchased Restaurants following the Closing.

(i)       Except as set forth on Schedule 3.10 and except as set forth in any and all environmental reports and/or geotechnical reports provided by Seller to Purchaser (either by delivery to Purchaser or via the online data room) or otherwise obtained by Purchaser including, without limitation, environmental questionnaires prepared by Seller, or by lessors or sellers of the Real Estate, and all Phase I and Phase II reports, and in each case solely in respect of the Real Estate:

(1)       Seller is not in material violation or alleged to be in material violation of any judgment, decree, order, or Law pertaining to environmental matters, including, without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws");

(2)       Since January 1, 2023, Seller has not received written notice from any third party, including without limitation any federal, state or local Governmental Authority, (A) that Seller or any of its predecessors in interest has been identified by the United States Environmental Protection

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Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substance as defined by 42 U.S.C. 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("Hazardous Substances") which Seller or any of its predecessors in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Seller or any of its predecessors in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that Seller or any of its predecessors in interest is or shall be named party to any claim, action, cause of action, complaint (contingent or otherwise), legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

(3)        (A) No portion of any of the Real Estate has been used during the period of Seller’s ownership or occupancy for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in compliance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on the Real Estate; (B) in the course of any activities conducted by Seller, no Hazardous Substances have been generated or are being used on such Real Estate except in compliance in all material respects with applicable Environmental Laws; and (C) during the period of Seller’s ownership or occupancy, there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any of the Real Estate except in compliance in all material respects with applicable Environmental Laws.

3.11.       Litigation and Governmental Claims.

Since January 1, 2023, there has not been (and there is not now) any pending charge, complaint, suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry (collectively, "Action"), to which Seller has been served as a party or to which Seller has received notice that relate to the Purchased Assets or the Purchased Restaurants, except as set forth on Schedule 3.11. To Seller’s Knowledge, there are no such Actions threatened. Except as set forth on Schedule 3.11, there is no outstanding order, judgment or decree issued by any judicial or administrative tribunal or any orders, judgments, writs, injunctions, decrees or similar commands of any court or other Governmental Authority affecting or applicable to the Purchased Restaurants or the Purchased Assets. There is no pending Action to which Seller or an affiliate of Seller is a party which would, if decided against Seller or its affiliate, have a material adverse effect on Seller or any of its affiliates or on Purchaser’s ability to consummate the transactions contemplated by this APA. To Seller’s knowledge, there are no such Actions threatened which would, if decided against Seller or its affiliate, have any such material adverse effect. There is no outstanding order, judgment or decree issued by any judicial or administrative tribunal or any orders, judgments, writs, injunctions, decrees or similar commands of any court or other Governmental Authority affecting or applicable to Seller.

3.12.       Compliance with Laws.

Since January 1, 2023 (and except as set forth on Schedule 3.12), Seller has materially complied (and is in material compliance) with all Laws and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Purchased Restaurants. Except as set forth on Schedule 3.12, Seller has not received written notice that Seller has been charged with, or is under active investigation with respect to, any material violation of any provision of any Law. Except as set forth on Schedule 3.12, there are no orders, judgments, decrees, settlement agreements, consent orders,

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compliance schedules, administrative directives, or similar obligations binding on Seller, that relate to the Purchased Restaurants or the Purchased Assets currently in effect.

3.13.       Brokers and Finders.

To the extent Seller has engaged any Person to act or render services as an investment banker, financial advisor, broker, finder or similar capacity in connection with the transactions contemplated herein, and to the extent any Person has, as a result of any agreement or action by Seller, any right or claim against Purchaser or any of Purchaser's affiliates for any commission, fee or other compensation in such capacity in connection with the transactions contemplated herein, then Seller shall be solely responsible for payment of all such commissions, fees and other compensation. Seller has retained Brookwood Associates, LLC as its financial advisor in connection with the transaction contemplated by this APA.

3.14.      Labor Matters.

(a)       Since January 1, 2023 (and except as set forth on Schedule 3.14), (i) there are no strikes, stoppages, slowdowns, or other labor disputes of a material nature pending, or to Seller’s Knowledge, threatened against Seller with respect to the Purchased Restaurants; (ii) to Seller’s Knowledge, there are no union organizational efforts presently being made involving any of the Purchased Restaurants; and (iii) Seller is not a party to or bound by any collective bargaining agreement or relationship.

(b)       Since January 1, 2023 (and except as set forth on Schedule 3.14), Seller has materially complied with all Contracts and Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other Taxes, and is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing in connection with Seller's operation of the Purchased Restaurants.

(c)       Since January 1, 2023 (and except as set forth on Schedule 3.14), Seller has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN Act") with respect to Purchased Restaurants Employees, and no such action will be implemented prior to Closing without advance notification to Purchaser.

(d)       As of the Closing Date (and except as set forth on Schedule 3.14), Seller will have paid all wages, bonuses and accrued benefits owed to employees at the Purchased Restaurants in accordance with Law and Seller’s internal policies relating to periods ending on or prior to the Closing Date.

(e)       Except as set forth on Schedule 3.14, Seller is not and has not at any time been a party to or bound by any collective bargaining agreement or similar labor agreement covering any employees at the Purchased Restaurants. Except as set forth on Schedule 3.14, there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of Seller at the Purchased Restaurants. Except as set forth on Schedule 3.14, there are no, nor have there been at any time since January 1, 2023, any, actual or threatened strikes, material work stoppages or other material job actions, nor any written demands for collective bargaining by any union, labor organization or other Person with respect to the Seller’s employees at the Purchased Restaurants.

(f)       As of the Effective Date, Seller has provided a complete and accurate list of restaurant managers and hourly employees at the Purchased Restaurants as of the Effective Date with such other information regarding such managers and employees reasonably available from Seller's human resources information system.

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(g)       As of the Effective Date, Seller has provided a complete and accurate list of Seller's "Market Partners" who are responsible for supervision of the Purchased Restaurants as of the Effective Date with such other information regarding such market partners reasonably available from Seller's human resources information system.

(h)       Since January 1, 2023 (and except as set forth on Schedule 3.11, Schedule 3.12, and/or Schedule 3.14), Seller there has not been (and there is not now) any pending charge, complaint, suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry (collectively, "Action"), to which Seller has been served as a party or to which Seller has received notice that relate to violation of any applicable Law relating to the hiring, employment or discharge of any of the employees.

(i)       Since January 1, 2023 (and except as set forth on Schedule 3.11, Schedule 3.12, and/or Schedule 3.14), there has not been (and there is not now) any pending, material employment or workplace-related claims, complaints or investigations pending before any Governmental Authority or threatened in writing by any current or former employee or independent contractor in connection with Seller's operation of the Purchased Restaurants.

(j)       Since January 1, 2023 (and except as set forth on Schedule 3.11, Schedule 3.12, and/or Schedule 3.14), there have been no unfair labor practice charges pending before the National Labor Relations Board or any Governmental Authority.

(k)       Since January 1, 2023 (and except as set forth on Schedule 3.11, Schedule 3.12, and/or Schedule 3.14), Seller is not subject to any consent agreements or settlement agreements in any employment-related matter that impose any continuing obligations on Seller related to Seller’s operation of the Purchased Restaurants.

(l)       As of the Effective Date, Seller has Form I-9 documentation on file for each of the Transferred Employees and such I-9 documentation reasonably appeared to Seller to be genuine and to relate to the Transferred Employee who presented such documentation.

3.15.       Assumed Contracts and Retained Contracts.

(a)       Except as set forth on Schedule 3.15(a), all of the Assumed Contracts are (a) valid, binding, and enforceable obligations of Seller, (b) Seller has not received any written notice alleging any breach, default, non-performance, non-renewal, termination, or intent to modify any Assumed Contract, (c) Seller has not delivered any written notice alleging any breach, default, non-performance, non-renewal, termination, or intent to modify any Assumed Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assumed Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has delivered to Purchaser true, correct, and complete copies of each Assumed Contract, including all amendments, modifications, side letters, waivers, supplements, schedules, exhibits, and pricing or rate addenda.

(b)       To Seller’s Knowledge, Schedule 3.15(b) contains a list of the "Top 100" items purchased by the Purchased Restaurants as generally determined by dollar volume paid to suppliers through distributors for the period from December 30, 2024, to December 28, 2025.

(c)       Schedule 3.15(c) contains a true, correct, and complete list of each Contract to which Seller is a party or by which it is bound, and which satisfies all of the following conditions: (a) the Contract relates to the Purchased Assets, the Assumed Liabilities, or the operation of the Purchased Restaurants, (b) the

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Contract is not an Assumed Contract, and (c) the Contract falls into one or more of the categories listed below (collectively, "Retained Contracts").

(1)      the Contract involves expenditures by Seller in excess of $60,000 in any fiscal year;

(2)      the Contract contains covenants limiting the freedom of Seller to compete in any line of business or with any Person or in any geographic area or market;

(3)      the Contract is between Seller and any Affiliate, shareholder, officer, director, consultant or employee of Seller; or

(4)      the Contract relates to the mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets (other than Permitted Liens).

Except as set forth on Schedule 3.15(c), Seller represents that no Retained Contract imposes any obligation, liability, restriction, non-competition covenant, exclusivity commitment, volume commitment, or other requirement that constitutes a binding legal commitment on Purchaser after Closing.

(d)       Schedule 3.15(d) contains a list of other material contracts that relate to the Purchased Restaurants and is not an Assumed Contract (the "Other Retained Contracts").

(e)       Purchaser acknowledges and agrees that Seller is only obligated to provide the list of "Top 100" items on Schedule 3.15(b), the list of Retained Contracts on Schedule 3.15(c), and the list of Other Retained Contracts on Schedule 3.15(d). To the extent reasonably practicable and subject to any applicable confidentiality obligations or restrictions, upon written request by Purchaser, Seller shall use commercially reasonable efforts to provide a copy of and such reasonable information regarding any Retained Contract (or Other Retained Contract) that directly and materially relates, applies or affects any of the Purchased Restaurants, the Purchased Assets or Purchasers post-Closing operations of the Purchased Restaurants, provided that Seller shall have no obligation to disclose any information that Seller reasonably determines to be competitively sensitive, proprietary, or subject to third-party confidentiality restrictions, including pricing, economic terms, assignment restrictions, change-of-control provisions, consent or approval requirements, termination or acceleration rights, exclusivity or volume commitments, and any other material contractual provisions. Seller shall use commercially reasonable efforts to secure any necessary consent from any vendor or supplier required in order to provide such copies or terms, but shall have no liability to Purchaser if any such consent is not obtained despite such efforts.

(f)       No Assumed Contract contains any provision that (i) prohibits, restricts, or conditions the assignment or transfer of such Contract to Purchaser or any change-of-control; (ii) provides any third party with a right to terminate, accelerate, modify, increase pricing, or otherwise change performance obligations as a result of the transactions contemplated by this APA; or (iii) imposes any termination fee, penalty, buyout obligation, consent fee, increased deposit, or other economic requirement in connection with the assignment, assumption, continued use or change-of-control of such Contract by Purchaser, except in each case as expressly set forth on Schedule 3.15(f). Schedule 1.1(f), Schedule 3.3, Schedule 3.15(c), and Schedule 3.15(d) contain a summary of the approval and/or consent right(s) held by vendors to the Assumed Contracts including, without limitation, approval and/or consent rights regarding a potential partial assignment, potential transfer, and/or potential separate contracting arrangement related to such Assumed Contract. Purchaser acknowledges that vendors to such Assumed Contracts may retain approval and/or consent rights over any such partial assignment, transfer, and/or separate contracting arrangement of such Assumed Contracts and that such approval and/or consent may be subject to vendor's discretion as determined by vendor in their discretion.

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3.16.       Employee Benefit Plans.

Seller has provided Purchaser with true, correct and complete copies of all Seller Employee Plans. There are no facts or circumstances that could, directly or indirectly, subject Purchaser or any of its affiliates to any Liability of any nature with respect to any "Employee Plan" (defined below). It is expressly acknowledged by Seller that no such Liability shall constitute an Assumed Liability within the meaning of Section 1.4 hereof and all costs, expenses obligations and liabilities arising under and Seller Employee Plan are and shall remain a Retained Liability.

◦	The term "Employee Plan" means any Employee Benefit Plan (defined below) with respect to which Seller currently is, or has been, the sponsor, a party or obligated to make contributions. The term "Employee Benefit Plan" means any employee benefit plan (as defined in Section (3) of ERISA), or any employment contract, employee loan, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, termination, pay, stock option or purchase plan, guaranteed annual income plan, fund or arrangement, payroll incentive, policy, fund, agreement or arrangement, noncompetition or consulting agreement, hospitalization, disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy, fund, agreement or arrangement similar to or in the nature of the foregoing, oral or written. The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

3.17       Excluded Assets and Excluded Services.

(a)       Schedule 3.17 sets forth the material assets and general home office services not included as part of the Purchased Assets and Assumed Contracts, which have been reasonably and materially necessary for Seller to operate the Purchased Restaurants prior to the Effective Date in Seller’s ordinary course of business.

(b)       Except as set forth on Schedule 3.17 and except other immaterial assets previously disposed of by Seller in the ordinary course of business, the Purchased Assets and Assumed Contracts represent the assets and contracts which have been reasonably and materially necessary for Seller to operate Purchased Restaurants prior to the Effective Date, in Seller’s ordinary course of business prior to the Effective Date.

3.18       Insurance.

All of Seller's insurance policies related to the Purchased Restaurants are in full force and effect and shall remain through Closing. Except as set forth on Schedule 3.18, Seller has not received any notice of cancellation, notice of nonrenewal, and/or disallowance of any claim under any such policy related directly to the Purchased Restaurants.

3.19       Undisclosed Liabilities.

Except for the Retained Liabilities and the Liabilities under any Assumed Contract and except as set forth on Schedule 3.19, Seller does not have any material Liability of any nature (matured or unmatured, fixed or contingent) related to the Purchased Assets that was not (a) shown on the Disclosure Schedules, or (b) incurred in the ordinary course of business.

SECTION 4.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

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Purchaser hereby represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the Effective Date.

4.1.       Organization and Good Standing.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2.       Power and Authority.

Purchaser has the power and authority and all licenses, permits and authorizations required by Governmental Authorities or otherwise to execute, deliver and perform its obligations under this APA, subject to receipt of Purchaser’s License Consents described in Section 5.1(b) below.

4.3.       Binding Effect.

As of the Effective Date and as of the Closing Date, the execution, delivery and performance of this APA and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser and no further action, approval or proceeding is necessary on the part of Purchaser, its board of directors, shareholders, managers, members, or partners (as applicable) for the execution, delivery or performance of this APA or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. As of the Effective Date and as of the Closing Date, this APA and each other agreement and instrument to be executed and delivered by Purchaser hereunder constitutes, or will constitute, when executed and delivered, the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, or other similar Laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

4.4.       Conflicts, Consents, and Approvals.

(a)       The execution and delivery by Purchaser of this APA, and the consummation by it of the transactions contemplated hereby, do not and will not violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any Lien upon any property or asset of Purchaser (other than Liens on the Purchased Assets that will attach at Closing under Purchaser’s financing or Permitted Liens on the Purchased Assets), or require any authorization, consent, approval, exemption or other action by or notice to any Person (other than a Governmental Authority) pursuant to Purchaser’s certificate of incorporation, bylaws, shareholders’ agreement, certificate of formation, company agreement, regulations, certificate of limited partnership, partnership agreement, or other organizational documents, or any Contract which is material to Purchaser’s ability to consummate the transactions contemplated hereby, or any Law affecting Purchaser, or any judgment, order, injunction or decree by which Purchaser is bound, to which it is a party, or to which its assets are subject.

(b)       Except as contemplated by Purchaser’s License Consents, Purchaser is not required to submit any notice, declaration, report or other filing or registration with any Governmental Authority in connection with the execution and delivery of this APA or the consummation of the transactions contemplated hereby.

(c)       Except as contemplated by Purchaser’s License Consents, and the Landlord Consents, no

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waiver, consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained or made by Purchaser in connection with the execution and delivery of this APA or the consummation of the transactions contemplated hereby.

4.5.       Brokers and Finders.

To the extent Purchaser has engaged any Person to act or render services as an investment banker, financial advisor, broker, finder or similar capacity in connection with the transactions contemplated herein and to the extent any Person has, as a result of any agreement or action by Purchaser, any right or claim against Seller or any of Seller's affiliates for any commission, fee or other compensation in such capacity in connection with the transactions contemplated herein, then Purchaser shall be solely responsible for payment of all such commissions, fees and other compensation.

4.6.       Litigation and Governmental Claims.

There is no pending Action to which Purchaser or an affiliate of Purchaser is a party which would, if decided against Purchaser or its affiliate, have a material adverse effect on Purchaser or any of its affiliates or on Purchaser’s ability to consummate the transactions contemplated by this APA. To Purchaser’s knowledge, there are no such Actions threatened which would, if decided against Purchaser or its affiliate, have any such material adverse effect. There is no outstanding order, judgment or decree issued by any judicial or administrative tribunal or any orders, judgments, writs, injunctions, decrees or similar commands of any court or other Governmental Authority affecting or applicable to Purchaser.

4.7.       Compliance with Laws.

Purchaser and its affiliates are in compliance with all material Laws and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to Purchaser, its business or its assets (other than the Purchased Assets, as to which no such representation or warranty is made by Purchaser), the violation of which would have a material adverse effect on Purchaser or any of its affiliates or on Purchaser’s ability to consummate the transactions contemplated by this APA.

4.8.       Investigation by Purchaser.

Purchaser has conducted its own independent investigation, review, and analysis of the business, operations, assets, liabilities, results of operations, and financial condition of Purchased Restaurants and the Purchased Assets, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records and other documents and data of Seller relating to the Purchased Restaurants and the Purchased Assets. In connection with Purchaser’s investigation of Purchased Restaurants and the Purchased Assets, Purchaser acknowledges that (a) neither Seller or any other Person has made any representation or warranty as to Seller, the business, the Purchased Restaurants, the Purchased Assets or this APA, except as expressly set forth in Section 3 of this Agreement and the corresponding Disclosure Schedules and (b) it has relied solely on its own independent investigation, review, and analysis and the representations and warranties in Section 3 of this Agreement and the corresponding Disclosure Schedules. Nothing in this Section 4.8 shall limit, restrict, or impair Purchaser’s ability to rely upon, or to pursue any remedies with respect to, the representations and warranties of Seller expressly set forth in Section 3 of this APA and the corresponding Disclosure Schedules.

4.9.       Disclaimer and Waiver -- Condition of Purchased Assets.

Except for Seller’s representations and warranties under Section 3, Purchaser agrees it is purchasing the Purchased Assets "AS IS" and "WHERE IS," and "WITH ALL FAULTS". Except as expressly set

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forth herein, Seller is making no representations or warranties, whether express or implied, by operation of law or otherwise, with respect to the quality, physical condition or value of the Purchased Assets, the income or expenses related to the Purchased Assets, or the compliance of the Purchased Assets with applicable building codes, fire codes, laws, or other rules, orders or regulations including, without limitation, environmental laws.

SECTION 5.      COVENANTS, CONSENTS, AND APPROVALS.

5.1.       Consents and Approvals.

Until the first to occur of (i) the Closing or (ii) the termination of this APA in accordance with its terms:

(a)       Except as otherwise provided, the parties shall use continuous, diligent commercially reasonable efforts to obtain any approvals, authorizations, and consents necessary to consummate the transactions contemplated by this APA including, without limitation, the Required Consents as required under Section 2.2 and 5.1(c); it being agreed that neither party shall be under any obligation to pay any monies or grant any other consideration to obtain any such approval, authorization or consent, except as expressly set forth in this APA. Each of Purchaser and Seller shall take such commercially reasonable actions as the other party may reasonably request to consummate the transactions contemplated by this APA in accordance with its terms and shall use commercially reasonable efforts to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transaction contemplated by this APA.

(b)       Purchaser's License Consents.

(1)       Purchaser shall be responsible to secure, at its sole cost (and otherwise subject to Section 10.1(f) below), and Purchaser shall use commercially reasonable efforts to secure as promptly as practicable following the Effective Date, any liquor licenses, business licenses, certificates of occupancy, health permits, operational permits, and similar Permits which may be required for Purchaser’s operation of the Purchased Restaurants including, without limitation, (i) approval and/or consent from any Governmental Authorities which may be required in connection therewith or in connection with the transfer of the Transferable Permits to Purchaser and (ii) any modifications, replacements, and/or repairs to the Purchased Restaurants required by Governmental Authorities arising from any inspections of the Purchased Restaurants in connection with any Permits, except to the extent such modifications, replacements, and/or repairs are required as a result of Seller’s breach of its representations and warranties under Section 3 (collectively, “Purchaser’s License Consents”). Purchaser shall use commercially reasonable efforts to commence the application process for the liquor licenses for the Purchased Restaurants with the applicable Governmental Authorities within thirty (30) days after the Effective Date.

(2)       Seller shall reasonably and promptly cooperate with Purchaser in connection with Purchaser's License Consents. Seller’s reasonable cooperation in connection with such consents shall include making its knowledge, personnel (including waiver of conflict with Seller’s outside counsel specializing in liquor license matters), records, and other reasonable resources available to Purchaser to support, facilitate, and expedite the transfer of Purchaser's liquor licensing applications, transfers, renewals, and similar matters (which may include transfer of Seller’s existing liquor licenses and/or the issuance of new liquor licenses) required for Purchaser to lawfully operate the Purchased Restaurants after Closing.

(3)       Notwithstanding the foregoing provisions of this Section 5.1(b), the Parties

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acknowledge that, so long as Purchaser has submitted its liquor license applications in accordance with Section 5.1(b)(1), then a temporary operating permit, management agreement, or other interim operating arrangement shall be the default mechanism for enabling Purchaser to operate the Purchased Restaurants prior to Purchaser’s receipt of Purchaser’s License Consents and Purchaser shall not be required to have obtained any Purchaser’s License Consents prior to the Closing for any Purchased Restaurant that Purchaser is permitted to operate under Seller’s liquor license(s) pursuant to a temporary operating permit, management agreement, or other legally permissible interim operating arrangement until Purchaser has obtained the applicable Purchaser’s License Consent(s). In connection therewith (and to the extent permitted by applicable law), the parties shall enter into a mutually-acceptable, post-closing temporary operating permit(s), management agreement(s), and/or other interim operating arrangement(s) on a restaurant-by-restaurant basis pursuant to which Purchaser shall be permitted to operate the Purchased Restaurants under Seller’s liquor license(s), which the parties intend to be the default approach for such post-closing arrangements wherever legally feasible, and such arrangement(s) will remain in effect until the earlier of (a) the date Purchaser has secured Purchaser's License Consent(s), or (b) the maximum period permitted by applicable law.

(c)       Landlord Consents. Commencing promptly after the Effective Date, Seller shall use commercially reasonable efforts to obtain the consent of the landlord(s) of the Real Estate to the assignment and assumption of the Leases to Purchaser, as referenced on Schedule 3.3 and otherwise subject to Section 1.8 (the "Landlord Consents"). In connection with Landlord Consents, Seller agrees not to request a release by Landlord of Seller's contingent lease liability under the Leases and Seller agrees not to require any such release as a condition precedent to the receipt of such Landlord Consents. Purchaser agrees to use prompt and commercially reasonable efforts to provide such reasonable information (and to take such reasonable actions) that may be requested by Seller and/or landlord(s) in connection with the Landlord Consents.

(1)       Purchaser hereby approves the "Landlord Consent (General Form)" attached as Exhibit C. Prior to the Effective Date, Purchaser has delivered to Seller the "Company Profile" referenced in Exhibit C (including Purchaser’s company overview, operating philosophy, leadership team, mission statement, financial highlights, and proforma financial statements). Seller shall send the request for Landlord Consents using the Landlord Consent (General Form) within ten (10) days after the Effective Date.

(2)       Purchaser acknowledges that ten (10) of the Purchased Restaurants are subject to Master Lease Agreements that also cover other restaurants not included in the Purchased Restaurants (i.e., an SLB restaurant as noted on Schedule 1.1(b)). As referenced in Section 6.7 and Section 7.8 below, Purchaser (or its Affiliates), Seller, and master landlord(s) shall have entered into a New Master Lease Agreements substantially in the form of Exhibit H attached hereto at Closing.

(d)       Seller and Purchaser shall have no liability in the event any approval and/or consent is not obtained, so long as such party has used commercially reasonable efforts to secure such approval and/or consent; provided nothing in this Section 5.1 shall require a party to (i) expend any monies to obtain any approval or consent required hereunder, except for customary attorneys’ fees and filing fees incident to the transactions contemplated hereby or as otherwise specifically required under this APA, or (ii) incur any contractual obligations or Liabilities other than those existing as of the Effective Date.

5.2.       Due Diligence and Access to Information and Purchased Restaurants.

(a)       After the Effective Date through the Closing Date, Seller shall provide Purchaser and its representatives with reasonable access to the Purchased Restaurants (during normal business hours) and

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Seller will also provide such financial, technical and operating data pertaining to the Purchased Assets as Seller maintains in the ordinary course of its business. Purchaser shall coordinate its investigation, inspections and other activities with the representatives of Seller so as not to interrupt or interfere unreasonably in the operation of the Purchased Restaurants. Purchaser acknowledges that Seller may require Purchaser (and its representatives) to sign a mutually-acceptable early access agreement prior to any such access. Neither party (whether before or after Closing) shall be obligated to disclose any attorney-client privileged material or information.

(b)       Between the Effective Date and the Closing Date, Seller shall provide to Purchaser true, complete, and correct copies of the restaurant-level profit and loss statements for the Purchased Restaurants related to Seller’s accounting periods subsequent to the Effective Date, as promptly as practicable after the preparation thereof for internal use.

(c)       Purchaser, its affiliates and their respective representatives shall maintain the confidentiality of all information and materials acquired pursuant to the transactions contemplated hereby, whether or not Closing occurs, except such information and materials which are generally available to the public concerning Purchased Restaurants and Seller. Notwithstanding the foregoing, Purchaser may disclose such information and materials to its representatives (including, without limitation, its and its Affiliates’ attorneys, accountants, consultants, potential and existing financing sources, equity partners, and other advisors) to the extent such representatives have a need to know such information for purposes of evaluating, financing, or consummating the transactions contemplated by this Agreement and such representatives have a binding confidentiality obligation with respect to the information provided. All files, records, documents, information, data and similar items relating to the confidential information of Seller shall remain the exclusive property of Seller until the Closing, and then shall become the property of Purchaser at Closing only to the extent such items comprise a part of the Purchased Assets. Purchaser shall, at its sole cost, promptly deliver to Seller all files, records, documents, information, data and similar items relating to the confidential information acquired pursuant to the transactions contemplated hereby upon any termination of this APA.

(d)       Intentionally Omitted.

(e)       Intentionally Omitted.

(f)       Intentionally Omitted.

(g)       In connection with Purchaser’s due diligence investigation of the Purchased Assets (including, without limitation, the Real Estate), Purchaser shall be solely responsible to obtain, at its sole cost, such reports, surveys, title reports, environmental reports, or other documents relating to the Purchased Assets as Purchaser or its lenders deem as necessary or desirable for such investigation. Except as expressly set forth in this APA, Seller shall not be obligated to incur any cost or expense and shall have no obligation to provide any documentation, assistance, and/or support in connection with such investigation.

(h)       Purchaser shall provide a copy of the Financing Commitment (defined below in Section 7.6) to Seller on or before June 15, 2026 (the "Financing Commitment Date"). In the event Purchaser has not delivered a copy of such financing commitment to Seller by the Financing Commitment Date, then Seller shall have the option to terminate this APA by written notice to Purchaser.

5.3.       Conduct of Business and Maintenance of the Purchased Assets.

(a)       Between the Effective Date and Closing, except where the prior consent of Purchaser has been obtained, Seller will refrain from doing any of the following in respect of the Purchased Assets in any

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material way that would be binding upon Purchaser after Closing: (1) entering into any transaction other than in the ordinary course of business except as otherwise set forth in this APA, (2) granting, creating, incurring, assuming, or permitting any Lien on any Purchased Asset, other than Permitted Liens, (3) selling, leasing, assigning, licensing, disposing of, abandoning, or transferring of any Purchased Asset except for the sale of inventory in the ordinary course of business, (4) amending or modifying any of the Assumed Contracts in any material respect without notifying Purchaser, (5) making any change in the compensation payable or to become payable to Transferred Employees (defined below), other than bonuses, promotions, performance and/or merit increases, and other changes to compensation all in accordance with Seller’s past practices, (6) failing to maintain Seller's Improvements and Seller's Personal Property in the ordinary course of business consistent with Seller's past practice, or (7) take any action or omit to take any action that would reasonably be expected to cause any representation or warranty of Seller to become untrue or to cause any condition to Closing set forth in this APA not to be satisfied.

(b)       Seller will keep Purchaser reasonably informed as to all material developments involving the Purchased Restaurants prior to Closing. Notwithstanding anything to the contrary in this Section 5.3, Seller may, at any time prior to Closing, take any action and enter into any transactions or agreements required for compliance with all applicable Laws and judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar requirements applicable to Seller or the Purchased Restaurants. Seller shall provide Purchaser prompt written notice of (i) any event, circumstance, or development that is reasonably likely to adversely affect the operation, condition, financial performance, regulatory status, employee relations, or supplier relationships of any Purchased Restaurant, (ii) any communication or notice (written or oral) from any Governmental Authority, landlord, vendor, supplier, distributor, or other third party alleging any violation, non-compliance, default, deficiency, or other adverse matter relating to the Purchased Restaurants or the Purchased Assets, and (iii) any Action, claim, investigation, audit, inspection, or inquiry initiated or threatened against Seller relating to the Purchased Restaurants or the Purchased Assets. No action taken or omission made pursuant to this Section 5.3(b) shall limit, qualify, amend, or impair any of Seller’s representations, warranties, covenants, or obligations under this APA or Purchaser’s rights or remedies with respect thereto.

(c)       Seller shall maintain the Purchased Restaurants and all Purchased Assets, including all Seller's Improvements and Seller's Personal Property, in the ordinary course of business consistent with Seller’s past practice, reasonable wear and tear excepted. Seller shall not demolish or remove any of the existing Seller’s Improvements, or erect new improvements on the Real Estate or any portion thereof, without the prior written consent of Purchaser. Nothing in this Section 5.3(c) shall limit, qualify, reduce, or impair any representation or warranty made by Seller in Article 3 (including, without limitation, Section 3.9(c)) or Purchaser’s rights and remedies with respect to any breach thereof. Prior to Closing, Seller shall maintain inventory and petty cash balances in respect of the Purchased Restaurants in the ordinary course of business, consistent with past practices.

5.4.       Employees and Employee Benefits.

(a)       At Closing, Seller intends to terminate the employment of all of Seller’s employees of Purchased Restaurants (the "Restaurant Employee(s)"). At Closing, Purchaser shall immediately thereafter offer employment to each Restaurant Employee on such terms and conditions determined by Purchaser, except such employees as set forth in subparagraph (1) below.

(1)       Purchaser shall not be obligated to offer employment to any Restaurant Employee who, as of the Closing Date, is absent from active employment with Seller for any reason (each, an “Inactive Employee”). Notwithstanding the foregoing, Purchaser shall offer employment to an Inactive Employee only if: (i) such Inactive Employee is absent as of the Closing Date due solely to an authorized leave of absence, an illness or injury eligible for sick time under Seller’s policies,

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a short-term disability as determined under Seller’s short-term disability plan (whether or not insured), or a leave for which the employee is entitled to reinstatement protection under applicable federal, state, or local Law; (ii) such Inactive Employee is able to return to active employment in the position held immediately prior to such leave (or a substantially comparable position) within thirty (30) days following the Closing Date in accordance with Purchaser’s human resources policies and procedures and applicable Law; and (iii) Seller has delivered to Purchaser, no later than ten (10) business days prior to the Closing Date (or as soon as practicable if such leave begins thereafter), true and correct information regarding such Inactive Employee’s leave status, the basis for such leave, any documentation supporting reinstatement rights, the expected return-to-work date, and any known work restrictions. Seller shall not, except in the ordinary course of business consistent with past practice and as required by applicable Law, place any Restaurant Employee on leave of absence, designate any Restaurant Employee as eligible for short-term disability, or otherwise modify any Restaurant Employee’s leave status after the Effective Date without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

(2)       The Restaurant Employees (including the Inactive Employees meeting the criteria set forth in clauses (i) and (ii) of the preceding paragraph) who accept employment with Purchaser shall be referred to herein as "Transferred Employees." The Transferred Employees who are not offered employment with Purchaser pursuant to the preceding paragraph, or who do not accept employment with Purchaser, shall be referred to herein as "Non-Transferred Employees."

(3)       Nothing in this APA shall limit Purchaser's ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause.

(4)       Neither Purchaser nor any of its affiliates shall have any Liability with respect to any Non-Transferred Employee or former employee or retiree of Seller, regardless of whether such Liability arises or occurs on, prior to or after the Closing Date.

(5)       Purchaser shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits to any of the Transferred Employees relating to or arising out of their employment with Purchaser.

(6)       Neither Purchaser nor any of its affiliates shall assume any Liability with respect to any of Employee Benefit Plans maintained by Seller for any of its employees, former employees or retirees, except any transfers of qualified and non-qualified Saving Plan balances and flexible spending benefit plans with respect to the Transferred Employees as may be mutually agreed by Purchaser and Seller.

(7)       As of the Closing, Seller will take such action(s) to fully vest each Transferred Employee in 100% of their account balances in any qualified and non-qualified savings plan in which such employee participates, so long as such vesting is permitted under such plans.

(8)       Seller shall be solely responsible for, and shall retain, any and all Liabilities arising under the WARN Act or any similar state or local law relating to any plant closing, mass layoff, reduction in hours, furlough, relocation, or other employment action taken or initiated by Seller (or any Seller Operating Entity) at any time on or prior to the Closing Date, regardless of when such Liabilities are asserted. Purchaser shall have no obligation to take, or refrain from taking, any action at or after the Closing for the purpose of avoiding or mitigating any WARN Act obligations of Seller, nor shall any action taken by Purchaser after the Closing give rise to any Liability of Purchaser for Seller’s pre-Closing WARN Act obligations.

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(b)        Except as set forth in Section 1.4(c), Seller shall retain all Liabilities relating to Restaurant Employees, including without limitation, (i) all claims for compensation for periods prior to the Closing Date, except prorated bonuses for which Purchaser receives a credit under Section 1.6, and (ii) claims under all Employee Benefit Plans maintained by Seller for any of Seller’s employees, former employees or retirees that arise prior to, on or after the Closing Date.

(c)       From time-to-time after Closing, Purchaser shall make all Transferred Employees who remain employed by Purchaser reasonably available to Seller at reasonable times as necessary to assist Seller in connection with any litigation, disputes, filings or governmental investigations or inquiries that relate to the Retained Liabilities or the operation of the Purchased Restaurants prior to the Closing Date; provided, however, that (i) any such requests by Seller shall be reasonable in scope, frequency, and duration, shall not materially interfere with the employment duties, availability, or schedules of such Transferred Employees, and shall be coordinated in advance with Purchaser; (ii) Purchaser shall not be required to make any Transferred Employee available if doing so would materially disrupt Purchaser’s operations, violate applicable Law, jeopardize any attorney-client privilege or work product protection, or impose any undue burden on Purchaser or such employee; (iii) Seller shall reimburse Purchaser, upon demand, for Purchaser’s fully burdened hourly labor cost for each Transferred Employee made available, together with all out-of-pocket expenses incurred by Purchaser or such Transferred Employee in connection with providing such assistance; and (iv) Purchaser shall not be required to compel the attendance or cooperation of any Transferred Employee who is unwilling to participate. Nothing in this Section 5.4(c) shall obligate Purchaser to permit Seller to communicate directly with any Transferred Employee without Purchaser’s prior consent, nor shall anything herein limit or impair Purchaser’s rights or remedies with respect to any breach of this Agreement.

(d)       Purchaser and Seller acknowledge and agree that all provisions contained in this Section 5.4 with respect to employees are included for the sole benefit of Purchaser and Seller, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including, without limitation, any of the current or former Transferred Employees, or any dependent, heir or beneficiary thereof.

(e)       Subject to applicable Law (including applicable Laws governing privacy, personally identifiable information, and similar information), Seller shall provide promptly to Purchaser, at Purchaser's request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with Seller prior to the Closing Date. Subject to applicable Law (including applicable Laws governing privacy, personally identifiable information, and similar information), Seller and Purchaser shall each reasonably cooperate with the other and shall provide to the other such reasonable documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 5.4.

5.5.       Exclusivity.

(a)       From the Effective Date until the earlier of (1) the Closing, (2) the Outside Closing Date, or (3) the termination of this Agreement by Purchaser as expressly provided herein (the "Exclusivity Period"), Seller shall not, and shall cause its affiliates and representatives not to, directly or indirectly, solicit, initiate, encourage, facilitate, or engage in any discussions or negotiations with, or furnish information to, any third party relating to any proposal or inquiry concerning: (a) a sale, transfer, or disposition of the Purchased Restaurants or any of the Purchased Assets; or (b) any other transaction or arrangement, however structured, that would reasonably be expected to compete with, impede, or be an alternative to the proposed transaction (collectively, an "Alternative Transaction").

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◦	The term "Alternative Transaction" specifically excludes (a) any transaction involving a refinancing (or, potential refinancing) of Seller’s debt, credit facility, and/or any similar arrangement and/or (b) any transaction involving any of Seller's restaurants other than the Restaurants listed on Exhibit A provided that any such transaction remains subject to Seller's post-closing compliance with the Market Coordination Agreement (defined below) and Purchase Option Agreement (defined below).

(b)       In the event Seller (1) terminates this APA at any time during the Exclusivity Period other than a material uncured default of Purchaser under this APA, (2) violates the exclusivity restrictions set forth in Section 5.5(a) above during the Exclusivity Period, or (3) violates the exclusivity restrictions set forth in Section 5.5(a) above during the Exclusivity Period and thereafter consummates an Alternative Transaction during the Exclusivity Period or at any time within twelve (12) months of the expiration of the Exclusivity Period, then Seller shall pay to Purchaser, within ten (10) business days after written demand, an amount equal to Purchaser’s reasonable and documented out-of-pocket costs and expenses incurred in connection with this APA, including, without limitation legal fees, accounting fees, diligence costs, consulting fees, financing-related expenses, and internal costs in an amount not to exceed One Million and 00/100 Dollars ($1,000,000.00), and such payment by Seller shall be Seller’s sole obligation related to any such termination except as provided further below (the "Reimbursement Payment"). Seller shall not be obligated to pay the Reimbursement Payment where any party terminates this APA because Purchaser has requested a reduction in the Purchase Price or other economic concession(s).

(c)       If, at any time between the Effective Date and Closing Date, Seller (A) terminates this APA for any reason other than a material uncured default of Purchaser under this APA, (B) violates the exclusivity restrictions set forth in Section 5.5(a) between the Effective Date and the Closing, or (C) violates the exclusivity restrictions set forth in Section 5.5(a) above between the Effective Date and the Closing and thereafter consummates an Alternative Transaction during the period between the Effective Date and Closing or at any time within twelve (12) months of the expiration of the Outside Closing Date, then Seller shall (i) pay the Reimbursement Payment described in Section 5.5(b), plus (ii) pay to Purchaser, as liquidated damages and not as a penalty, an additional amount equal to Three Million Seven Hundred Thousand and 00/100 Dollars ($3,700,000.00) within ten (10) business days after written demand and such payment shall be Seller's sole obligation (the "Liquidated Damages Payment"). The parties acknowledge that such liquidated damages represent a reasonable estimate of Purchaser’s damages, including lost opportunity, internal disruption, and transaction-related reliance costs that would be difficult to quantify with precision, and that this amount has been negotiated at arm’s length. Seller shall not be obligated to pay the Liquidated Damages Payment where any party terminates the Purchase Agreement (or, the transaction(s) contemplated under the APA fails to close) because Purchaser has requested a reduction in the Purchase Price or other economic concession(s).

(d)       Purchaser's knowledge at any particular time of a Seller breach of the exclusivity restrictions set forth in Section 5.5(a) shall not be an express condition to Seller’s responsibility for Reimbursement Payment and/or Liquidated Damage Payment that may otherwise owed under this Section 5.5, nor shall a Purchaser termination that is not expressly based on such a Seller breach, including a termination occurring after an undiscovered Seller breach occurs, relieve Seller of responsibility for Reimbursement Payment and/or Liquidated Damage Payment that may otherwise owed under this Section 5.5.

(e)       Notwithstanding anything to the contrary herein, the parties' rights and obligations with respect to the Reimbursement Payment and the Liquidated Damages Payment shall automatically expire and be deemed immediately void and of no further force or effect on the Closing Date.

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(f)       In the event the Proposed Transaction has not closed by the Outside Closing Date and either Purchaser or Seller elects to terminate the Purchase Agreement, then the parties' rights and obligations with respect to the Reimbursement Payment and the Liquidated Damages Payment shall automatically expire and be deemed immediately void and of no further force or effect upon the first anniversary of the Outside Closing Date.

(g)       Intentionally Omitted.

5.6.       Amendments to Seller’s Representations and Disclosure Schedules.

(a)       Seller has previously delivered to Purchaser each of the Schedules shown on the "List of Disclosure Schedules" above, each of which is dated as of the date shown in the "List of Disclosure Schedules", and those Schedules shall be deemed to have been attached to this APA as of the Effective Date and shall be deemed to qualify the representations and warranties set forth in Section 3 as of the Effective Date.

(b)       Seller shall promptly notify Purchaser in writing of any fact, event, change, or development first discovered by Seller after the Effective Date which, if existing on the Effective Date, would have resulted in any representation or warranty of Seller being inaccurate in any material respect (each, an “Updated Disclosure”). Seller shall not be permitted to use any Updated Disclosure to (i) qualify, amend, supplement, modify, cure, limit, or otherwise affect any inaccuracy or breach of any representation or warranty of Seller that existed as of the Effective Date, or (ii) avoid or limit any Liability of Seller arising out of or relating to any such inaccuracy or breach.

(c)       Purchaser shall have ten (10) days after receipt of any Updated Disclosure to deliver notice to Seller (an "Update Objection Notice") setting forth any material item in the Updated Disclosure that is unsatisfactory to Purchaser (an "Objectionable Condition") provided, that Purchaser shall be entitled to raise Objectionable Conditions only with respect to material matters set forth in the Updated Disclosures that had not previously been disclosed to Purchaser. If Seller receives a timely Update Objection Notice, the parties shall negotiate in a commercially reasonable manner for a period of up to ten (10) additional business days (the “Objection Cure Deadline”) regarding appropriate modifications, accommodations, or other mutually acceptable arrangements to address such Objectionable Condition. Seller shall use commercially reasonable efforts to cure any Objectionable Condition; provided, however, that Seller shall not be required to incur any material cost or Liability not otherwise expressly required under this APA without its prior written consent.

(d)       If, despite its exercise of commercially reasonable efforts (which shall not require Seller to incur any cost or expense, except as expressly set forth in this APA), Seller is unable to cure the Objectionable Conditions prior to the Objection Cure Deadline, then Purchaser may, at its sole option and without Liability, (A) terminate this APA by written notice to Seller, or (B) waive such Objectionable Condition and proceed to Closing (subject to the limitations on Updated Disclosures set forth in Section 5.6(b) above). If, as a result of matters disclosed in an Updated Disclosure, Purchaser has the option to terminate this APA in accordance with the preceding sentence but does not exercise such option within ten (10) days after the Objection Cure Deadline, then Purchaser shall be deemed to have waived such Objectionable Condition for all purposes of this APA.

5.7       Post-Closing Consultation Services.

Commencing on the Closing and expiring on the first (1st) anniversary of the Closing Date, Purchaser may request reasonable consultation services from Seller regarding the Excluded Assets (the "Post-Closing Consultation Services"). Upon request from Purchaser, Seller shall provide the Post-Closing

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Consultation Services; provided that Seller shall not be obligated to (i) incur any costs, expenses, and/or fees; (ii) increase staffing, increase scope(s) of work, engage new or additional corporate resources, (iii) reconfigure, modify, install or deploy any hardware, software, and/or other system(s) of any kind, and/or (iv) grant access to any hardware, software, and/or other systems that are Excluded Assets. Further, Seller shall have the right to decline any such request for Post-Closing Consultation Services that may require any of the foregoing. Purchaser acknowledges that, subject to the foregoing limitations, Seller shall only be required to provide the Post-Closing Consultation Services in substantially the same manner as Seller supplied such consulting services to the Purchased Restaurants as of the Closing Date. Notwithstanding anything to the contrary herein, Seller shall not be obligated to provide any of the services, support, analysis, reporting, maintenance, and/or information referenced in Clauses (1) through (19) inclusive as shown on Schedule 3.17.

SECTION 6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

Except as may be specifically waived by Seller in writing, the obligations of Seller to consummate the transactions contemplated by this APA shall be subject to the satisfaction of each of the following conditions on or before the Closing Date.

6.1.       Compliance.

Purchaser shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this APA to be complied with or performed by Purchaser on or before the Closing Date; provided, however, that Purchaser shall have no obligation to incur expense in connection with the performance of such terms, covenants and conditions unless otherwise expressly set forth herein; provided, further however, that Seller shall not be entitled to assert that such condition has failed unless Seller first delivers written notice to Purchaser describing in reasonable detail the basis for such alleged failure (a “Seller Condition Notice”). Purchaser shall have thirty (30) business days after receipt of a Seller Condition Notice to cure such matter to Seller’s reasonable satisfaction, and Seller shall provide reasonable cooperation during such cure period. Seller shall not be entitled to terminate this APA or assert a failure of this condition during the cure period, and no failure of this condition shall be deemed to have occurred unless and until Purchaser fails to cure within such period.

6.2.       Representations and Warranties.

Except for changes permitted by this APA, the representations and warranties by Purchaser in this APA shall have been true and correct in all material respects as of the Effective Date. Except for changes permitted by this APA, the representations and warranties by Purchaser under this APA shall be true and correct in all material respects as of the Closing Date, or if such representation and warranty is qualified by materiality, then such representation and warranty shall be true and correct in all respects as of the Closing Date. The representations and warranties by Purchaser that are made as of a specific date are true and correct as of such date.

6.3       Franchise Agreements and Related Franchise Documents.

At Closing, Purchaser shall have executed (i) Franchise Agreements for each of the Purchased Restaurants substantially in the form of Exhibit B hereto, (ii) Franchise Addendum(s) substantially in the form of Exhibit B-1 hereto, and (iii) such acknowledgement(s) as may be required in connection with Seller's Franchise Disclosure Documents related to the Purchased Restaurants. Seller and Purchaser agree that the initial franchise fees for the Purchased Restaurants under the Franchise Agreements are included within the Purchase Price.

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6.4       Consents and Holdback Sites.

Subject to Section 1.8 and Section 2.3(b), Purchaser and Seller shall have received the Landlord Consents, Purchaser’s License Consents, and any other consents and/or approvals required to effectuate the transactions contemplated by this APA (except where the failure to obtain same would not reasonably be expected to have a Material Adverse Change). Subject to the Holdback Site EBITDA Limitation, no more than eight (8) of the Purchased Restaurants shall be treated as Holdback Sites pursuant to Section 1.8.

6.5.       No Prohibition.

No Law shall be in effect prohibiting the transactions contemplated by this APA, and no legal action shall be pending that challenges the validity of the transactions contemplated by this APA.

6.6       Intentionally Omitted.

6.7       Other Closing Documents.

(a)       Potomac Mills Lease Agreement. Purchaser or its Affiliates shall have entered into a lease agreement with Seller or its Affiliates for the Purchased Restaurant located at 14090 Worth Avenue, Woodbridge, VA 22192 (such agreement, the "Potomac Mills Lease Agreement"), substantially in the form of Exhibit D attached hereto.

(b)       Pittsburgh Mills Lease Agreement. Purchaser or its Affiliates shall have entered into a lease agreement with Seller or its Affiliates for the Purchased Restaurant located at 1020 Pittsburgh Mills Circle, Tarentum, PA 15084 (such agreement, the "Pittsburgh Mills Lease Agreement"), substantially in the form of Exhibit E attached hereto.

(c)       Market Coordination Agreement. Purchaser or its Affiliates shall have entered into an agreement (the "Market Coordination Agreement"), substantially in the form of Exhibit F attached hereto.

(d)       Purchase Option Agreement. Purchaser or its Affiliates shall have entered into an agreement (the "Option Agreement"), substantially in the form of Exhibit G attached hereto.

(e)       New Master Lease Agreement(s). Purchaser (or its Affiliates), Seller, and master landlord(s) shall have entered into a New Master Lease Agreement substantially in the form of Exhibit H attached hereto. In addition, Seller and such master landlord(s) shall have entered into mutually-acceptable agreement(s) terminating the existing master lease agreements.

(f)       Purchaser shall have executed and delivered each of the following closing documents: (1) all closing documentation contemplated by Section 2.3 to be executed and delivered by Purchaser; (2) a certificate of an officer of Purchaser, in his capacity as such, confirming that the conditions set forth in Section 7 have been satisfied.

(g)       At or prior to the Closing, Purchaser shall have delivered the following additional items to Seller: appropriate certificate(s) of organization including operating agreements, appropriate resolution(s) evidencing requisite authority to consummate the transactions contemplated herein, appropriate certificate(s) evidencing waiver of conditions precedent to Closing, and other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller as may be required to give effect to the transactions set forth herein including, without limitation any warranty deeds, lease assignments, bills of sale, quitclaim deeds, assignment and assumption agreements (including assignment and assumption agreements for Distributor Inventory), and any other closing deliverables the

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parties determine are reasonably necessary to consummate the transactions set forth in this APA, including all closing documentation contemplated by Section 2.3 to be executed and delivered by Purchaser.

SECTION 7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

Except as may be specifically waived by Purchaser in writing, the obligations of Purchaser to consummate the transactions contemplated by this APA shall be subject to the satisfaction of each of the following conditions on or before the Closing Date.

7.1.       Compliance.

Seller shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this APA to be complied with or performed by Seller on or before the Closing Date; provided, however, that Seller shall have no obligation to incur any cost or expense in connection with the performance of such terms, covenants and conditions unless otherwise expressly set forth herein provided, further however, that Purchaser shall not be entitled to assert that such condition has failed unless Purchaser first delivers written notice to Seller describing in reasonable detail the basis for such alleged failure (a “Purchaser Condition Notice”). Seller shall have thirty (30) business days after receipt of a Purchaser Condition Notice to cure such matter to Purchaser’s reasonable satisfaction, and Purchaser shall provide reasonable cooperation during such cure period. Purchaser shall not be entitled to terminate this APA or assert a failure of this condition during the cure period, and no failure of this condition shall be deemed to have occurred unless and until Seller fails to cure within such period.

7.2.       Representations and Warranties.

Except for changes permitted by this APA, the representations and warranties by Seller in this APA shall have been true and correct in all respects as of the Effective Date. Except for changes permitted by this APA, the representations and warranties by Seller under this APA shall be true and correct in all material respects as of the Closing Date, or if such representation and warranty is qualified by materiality, then such representation and warranty shall be true and correct in all respects as of the Closing Date. The representations and warranties by Seller that are made as of a specific date are true and correct as of such date.

7.3       Franchise Agreements and Related Franchise Documents.

At Closing, Seller shall have executed (i) Franchise Agreements for each of the Purchased Restaurants substantially in the form of Exhibit B hereto, (ii) Franchise Addendum(s) substantially in the form of Exhibit B-1 hereto, and (iii) such acknowledgement(s) as may be required in connection with Seller's Franchise Disclosure Documents related to the Purchased Restaurants. Seller and Purchaser agree that the initial franchise fees for the Purchased Restaurants under the Franchise Agreements are included within the Purchase Price.

7.4.       Consents and Holdback Sites; No Prohibition.

Subject to Section 1.8 and Section 2.3(b), Purchaser shall have received the Landlord Consents, Purchaser’s License Consents, and any other consents and/or approvals required to effectuate the transactions contemplated by this APA. Subject to the Holdback Site EBITDA Limitation, no more than eight (8) of the Purchased Restaurants shall be treated as Holdback Sites pursuant to Section 1.8; provided, however, that Purchaser will have the right to waive this condition and elect to proceed to Closing notwithstanding that more than eight (8) Purchased Restaurants would be treated as Holdback Sites. No Law shall be in effect prohibiting the transactions contemplated by this APA, and no legal action shall be

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pending that challenges the validity of the transactions contemplated by this APA.

7.5.       Purchaser's Due Diligence.

Intentionally Omitted.

7.6       Purchaser Financing.

(a)       Purchaser shall use commercially reasonable efforts to obtain a written financing commitment that is reasonably satisfactory to the Purchaser to complete the transactions contemplated by this APA (the "Financing Commitment") by the Financing Commitment Date.  In the event Purchaser has not received such financing commitment by the Financing Commitment Date, then Purchaser shall have the option to terminate this APA by written notice to Seller (the "Financing Termination Notice"); provided that Purchaser shall deliver such notice to Seller no later than the Financing Commitment Date.  In the event Purchaser has not delivered the Financing Termination Notice to Seller on or before the Financing Commitment Date, then Purchaser shall be deemed to have automatically waived any right to terminate this Agreement as set forth in this Section 7.6(a) and this APA shall remain in full force and effect without modification.

(b)       At Closing, Purchaser shall have obtained the Financing Commitment and, as of the Closing Date, such Financing Commitment shall not have been withdrawn, rescinded, or materially modified in a manner adverse to Purchaser, and shall remain in full force and effect on terms and conditions sufficient to enable Purchaser to consummate the transactions contemplated by this APA. Notwithstanding the foregoing, Purchaser shall continue to use its commercially reasonable efforts to obtain and maintain the Financing Commitment through the Closing Date and shall promptly notify Seller in writing of any withdrawal, rescission, or material modification of the Financing Commitment.

7.7       No Material Adverse Change.

From the Effective Date through and including the Closing Date, there shall not have occurred, and no event, occurrence, fact, condition, change, development, or effect shall exist or have occurred that, individually or in the aggregate, has constituted or would reasonably be expected to constitute a Material Adverse Change with respect to the Purchased Assets.

7.8       Other Closing Documents.

(a)       Potomac Mills Lease Agreement. Seller or its Affiliates shall have entered into the Potomac Mills Lease Agreement, substantially in the form of Exhibit D attached hereto.

(b)       Pittsburgh Mills Lease Agreement. Seller or its Affiliates shall have entered into the Pittsburgh Mills Lease Agreement, substantially in the form of Exhibit E attached hereto.

(c)       Market Coordination Agreement. Seller or its Affiliates shall have entered into the Market Coordination Agreement, substantially in the form of Exhibit F attached hereto.

(d)       Purchase Option Agreement. Seller or its Affiliates shall have entered into the Option Agreement, substantially in the form of Exhibit G attached hereto.

(e)       New Master Lease Agreement(s). Purchaser (or its Affiliates), Seller, and master landlord(s) shall have entered into a New Master Lease Agreement substantially in the form of Exhibit H attached hereto.

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(f)       Seller shall have executed and delivered each of the following closing documents: (1) all closing documentation contemplated by Section 2.3 to be executed and delivered by Seller; (2) a certificate of an officer of Seller, in his capacity as such, confirming that the conditions set forth in Section 6 have been satisfied.

(g)       At or prior to the Closing, Seller shall have delivered the following additional items to Purchaser: appropriate resolution(s) evidencing requisite authority to consummate the transactions contemplated herein, appropriate certificate(s) evidencing waiver of conditions precedent to Closing, and other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser as may be required to give effect to the transactions set forth herein including, without limitation any warranty deeds, lease assignments, bills of sale, quitclaim deeds for all buildings included in the Seller’s Improvements, assignment and assumption agreements (including assignment and assumption agreements for Distributor Inventory), and any other closing deliverables the parties determine are reasonably necessary to consummate the transactions set forth in this APA, including all closing documentation contemplated by Section 2.3 to be executed and delivered by Seller.

SECTION 8.      INDEMNIFICATION.

8.1.       Indemnification of Purchaser.

Subject to the limitations set forth in Sections 8.3 and 8.4, Seller shall indemnify and hold harmless Purchaser and its Affiliates, and their respective officers, directors, managers, employees, equity holders, investors, lenders, agents, representatives, successors, and assigns (collectively, the “Purchaser Indemnified Parties”), from and against (1) any and all damages, losses, settlement payments, obligations, Liabilities, claims, actions, causes of action and encumbrances (collectively, "Losses") incurred or suffered by any Purchaser Indemnified Party arising out of, relating to, or resulting from: (a) any breach of any representation or warranty of Seller contained in this APA; (b) any breach by Seller of any covenant or agreement contained in this APA; or (c) any Retained Liability, including any Liability arising out of or relating to the ownership, operation, employment practices, management, maintenance, use, leasing, or conduct of the Purchased Restaurants or the Purchased Assets prior to the Closing Date; and (2) all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, interest and penalties, incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1.

8.2.       Indemnification of Seller.

Subject to the limitations set forth in Sections 8.3 and 8.4, Purchaser shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, managers, employees, equity holders, investors, lenders, agents, representatives, successors, and assigns (collectively, the “Seller Indemnified Parties”) from (1) any Losses incurred and required to be paid by any Seller Indemnified Party arising out of, relating to, or resulting from: (a) the breach of any representation or warranty of Purchaser contained in this APA; (b) any breach by Purchaser of any covenant or agreement contained in this APA; or (c) the Assumed Liabilities or any other Liability of the Purchased Restaurants arising out of or relating to the ownership, operation, employment practices, management, maintenance, use, leasing, or conduct of the Purchased Restaurants or the Purchased Assets on or after the Closing Date; and (2) all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, interest and penalties, incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

8.3.       Survival of Representations, Warranties and Covenants.

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All representations, warranties, covenants and agreements made by any party to this APA or pursuant hereto shall be deemed to be material and, except as provided in this Section 8.3, to have been relied upon by the parties hereto, and shall survive until the first (1st) anniversary of the Closing Date, except for (i) Purchaser’s obligations in respect of the Assumed Liabilities and Seller’s obligations in respect of the Retained Liabilities, which shall survive indefinitely, (ii) the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Binding Effect), 3.3 (Conflicts, Consents, and Approvals), 3.7 (Tax Liabilities), and 3.8 (Title and Lien Matters) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations (including any tolling or extensions thereof) and 3.10(i) (Environmental Matters) shall survive until the third (3rd) anniversary of the Closing Date, (iii) in accordance with Section 3.9(d), the representations and warranties set forth in Section 3.9(c) shall survive until the expiration of the ninetieth (90th) day after the Closing Date, and (iv) other covenants and agreements in this APA which, by their express terms, set forth rights and obligations which survive beyond the Closing Date, which shall survive until fully satisfied or performed. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; provided, however, that if written notice of a claim is delivered prior to the expiration of the applicable survival period, then such claim shall survive until such matter is finally resolved, regardless of when the final resolution occurs. The representations and warranties of Seller shall not be affected by any investigation, examination, or knowledge of Purchaser or any of its representatives prior to Closing, and Purchaser shall be entitled to rely on each such representation and warranty, notwithstanding any such investigation or knowledge.

8.4.       General Rules Regarding Indemnification.

The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of Liability by the other party shall be subject to the following terms and conditions:

(a)       The indemnified party shall give prompt written notice to the indemnifying party of any third party claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 8.1 or 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known; provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party from its indemnification obligations hereunder unless and to the extent that such failure materially prejudices the indemnifying party.

(b)       If any action, suit or proceeding is brought by a third party against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 8.1 or 8.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party; provided that to exercise such rights to control the defense, the indemnifying party must (i) deliver written notice to such effect within thirty days after the indemnifying party's receipt of such written notice of a third party indemnification claim and (ii) affirm its indemnification obligations set forth in this Section 8 with respect to such claim. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be

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responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses (but shall not otherwise be obligated to raise or pursue such inconsistent defenses), and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 8.1 and 8.2 hereof, the indemnified party shall have the right, but not the obligation, to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters (but shall not otherwise be obligated to raise or pursue such other matters). The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume, maintain or control of the defense of any such action, suit or proceeding pursuant to this Section 8.4 if such action, suit or proceeding (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations or (iii) involves Losses that are reasonably expected to exceed the maximum amount for which such indemnifying party could be liable pursuant to this Section 8.

(c)       The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(d)       Subject to the other terms and conditions of this Section 8, the indemnified party shall not make any settlement of any claims or consent to the entry of any judgment without the written consent of the indemnifying party (which shall not be unreasonably withheld, conditioned or delayed). The indemnifying party shall not settle any claims or consent to the entry of any judgment without the prior written consent of the indemnified party if the settlement would impose any cost or admission of liability upon the indemnified party or impose any equitable relief on the indemnified party.

(e)       No indemnification shall be payable by Seller under Section 8.1 unless and until the cumulative aggregate Losses of the Purchaser Indemnified Parties arising under Section 8.1 exceed $625,000.00 (the “Basket Amount”), in which event Seller shall only be required to pay or be liable for Losses in excess of such Basket Amount. The Basket Amount shall not apply to (i) any breach of any Fundamental Representation, (ii) any breach of any covenant or agreement, (iii) any claim arising out of or relating to Fraud, (iv) any Retained Liability, (v) any pre-Closing Taxes, or (vi) any adjustment of the Purchase Price described in Section 1.6, 1.7, or 1.8.

(f)       Except in the case of (i) Fundamental Representations, (ii) Fraud, (iii) Retained Liabilities, (iv) pre-Closing Taxes, or (v) any adjustment of the Purchase Price described in Section 1.6, 1.7, or 1.8, Seller’s aggregate Liability for Losses under Section 8.1 shall not exceed $6,250,000.00. Seller’s aggregate Liability for all Losses under Section 8.1 for breaches of Fundamental Representations shall not exceed the Purchase Price.

(g)        For purposes calculating the amount of any Losses under this Section 8, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(h)       In no event shall any indemnifying party be liable hereunder for (i) any punitive damages except to the extent actually awarded to a Governmental Authority or other third party or (ii) any consequential, exemplary or other speculative damages except to the extent actually awarded to a Governmental Authority or other third party or such damages would otherwise be recoverable under applicable Law in an action for breach of contract.

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(i)       Each indemnified party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

(j)       All indemnification payments under this Section 8 shall be paid by the indemnifying party net of insurance proceeds that are actually paid to the indemnified party or from any third party with respect to such Losses, less any out-of-pocket costs of collecting and related premium increases. If an indemnified party receives such an insurance payment or recovery described above subsequent to payment by an indemnifying party, it shall within five (5) business days remit to the indemnifying party who actually paid such indemnification claim, the amount so paid by the indemnifying party, but not in excess of the actual proceeds received.

(k)       For a period of twelve (12) months after the Closing Date, the parties shall have the right to offset, recoup, or net any amounts owed by one party to the other (including amounts due under the Franchise Agreements) against any indemnification amounts, reimbursements, or other sums that may be due and owing between the parties under this APA; provided, however, that no party may exercise any such right of offset, recoupment, or netting unless and until the underlying indemnification claim has become final, non-appealable, and fully determined in accordance with the indemnification claim procedures set forth in this APA.

(l)       The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this APA, shall be pursuant to the indemnification provisions set forth in this Section 8. Nothing in this Section 8.4(l) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Fraud by any party hereto.

◦	The term "Fraud" means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty made by such party, (a) with respect to Seller, to Seller’s Knowledge or (b) with respect to Purchaser, to Purchaser’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

SECTION 9.      TERMINATION OF APA.

In addition to any other right of termination expressly set forth in this APA, Seller and Purchaser agree this APA may be terminated at any time on or before the Closing Date as set forth below.

(a)       This APA may be terminated in writing pursuant to the mutual consent of Seller and Purchased as evidenced by a mutually-acceptable written agreement signed by the parties hereto.

(b)       This APA may be terminated by Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of Seller set forth herein or if there has been any material failure on the part of Seller to comply with its obligations hereunder, and such breach, failure or misrepresentation is not cured to Purchaser’s reasonable satisfaction within ten (10) business days after Purchaser gives Seller written notice identifying such breach, failure or misrepresentation. Any termination

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by Purchaser under this Section 9(b) shall be without prejudice to any rights, claims, or remedies Purchaser may have against Seller arising from such breach.

(c)       This APA may be terminated by Seller if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or if there has been any material failure on the part of Purchaser to comply with its obligations hereunder, and such breach, failure or misrepresentation is not cured to Seller’s reasonable satisfaction within ten (10) business days after Seller gives Purchaser written notice identifying such breach, failure or misrepresentation. Any termination by Seller under this Section 9(c) shall be without prejudice to any rights, claims, or remedies Seller may have against Purchaser arising from such breach.

(d)       This APA may be terminated by Seller or Purchaser if the transactions contemplated hereby expressly violate a valid order, decree, or judgment actually entered by a Governmental Authority of competent jurisdiction.

(e)       This APA may be terminated by Seller or Purchaser pursuant to an express right of termination granted to such party as set forth in this APA.

(f)       This APA may be terminated by Seller or Purchaser if the Closing has not occurred by the Outside Closing Date, except as such right to terminate may be limited under Section 2.2.

(g)       Intentionally Omitted.

(h)       In the event of the termination of this APA pursuant to this Section 9, this APA shall forthwith become null and void and of no further force or effect; provided the parties hereto shall remain liable for any breach of this APA prior to such termination and any termination shall be without prejudice to any rights, claims, or remedies of either party relating to any breach by the other party of its representations, warranties, covenants, or other obligations under this APA.

SECTION 10.      MISCELLANEOUS.

10.1.       Costs and Expenses.

(a)       The parties acknowledge their participation in this APA (including the expenditure of funds) is strictly a voluntary decision by each party and does not result in any contractual obligation, either express or implied, on either party, except as expressly set forth in this APA. Except as expressly set forth in this APA, the parties expressly waive any right to assert claims for reimbursement or damages against the other party arising out of such expenditures and/or actions undertaken in connection with this APA. Except as set forth in this Section 10.1, Purchaser and Seller shall pay its own expenses incurred in connection with this APA and the transactions contemplated hereby.

(b)       At Closing, Seller will pay (1) any sales, transfer or other taxes which may be payable in connection with this APA, and (2) ordinary and customary amounts due and costs incurred in connection with obtaining any Landlord Consent, including, without limitation, any administrative or processing fees, landlord’s reasonable legal fees, and any other similar (ordinary and customary) amounts.

(c)       Seller shall not be obligated to offer additional guarantees, pay additional security deposits, pay increased rent, offer any other concessions, or pay any other amounts to secure the Landlord Consents, except (i) to the extent such amounts are expressly stated in the applicable Lease as a condition to obtaining such consent, and (ii) for ordinary and customary administrative, processing, legal, or review fees charged by landlords in connection with assignment requests.

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(d)       Purchaser shall have no obligation to reimburse Seller for any such amounts payable by Seller under this APA in connection with the Landlord Consents and Purchaser shall not, under any circumstances, be required to pay any additional security deposit, increased rent not expressly scheduled in the applicable lease as of the Effective Date, or any other extraordinary expenses, fees, economic consideration, or guarantees imposed by any landlord as a condition to granting any consent, approval, waiver, estoppel, or other authorization required in connection with any Landlord Consent.

(e)       Purchaser shall be responsible for (1) all fees of its financial advisors, capital partners, attorneys, and accountants, (2) all premiums for title insurance; (3) title search and examination fees; (4) survey charges. Seller shall be responsible for all fees of its financial advisors, attorneys, and accountants.

(f)       Purchaser shall be responsible for payment of ordinary and customary governmental application fees, transfer fees, or similar standard charges imposed in connection with Purchaser's License Consents (collectively, "Standard Fees"). If, however, any licensing authority requires (1) resubmission of full license issuance fees, (2) payment of materially increased fees, assessments, or surcharges, or (3) any other unexpected or materially burdensome expense not customarily associated with license transfers of this type (collectively, "Extraordinary Licensing Costs"), the parties shall confer in a commercially reasonable manner on a case-by-case basis to determine an equitable allocation of such Extraordinary Licensing Costs before payment is made. Neither party shall be required to incur any Extraordinary Licensing Cost unless such allocation has been mutually agreed in writing.

(g)       All other third-party transaction costs incurred in connection with the Proposed Transaction that are not otherwise allocated to a party under this APA shall be shared between the parties through the Closing Statement as follows: Seller shall be responsible for the first Twenty-Five Thousand Dollars ($25,000) of such third-party costs, and any remaining amount of such third-party costs shall be split fifty-fifty (50/50) between Purchaser and Seller.

10.2.       Entire Agreement.

This APA, including the Exhibits and Schedules hereto, together with that certain Confidentiality Agreement dated July 23, 2025, between Seller, Purchaser’s investment manager, and Brookwood Associates, LLC, contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section references and other headings are for reference purposes only and shall not affect the interpretation or construction of this APA. The parties hereto make no representations or warranties except as expressly set forth in this APA or in any duly executed certificate or schedule delivered pursuant hereto.

10.3.       Public Announcements.

No party to this APA shall issue any press release relating to, or otherwise publicly disclose, the transactions contemplated by this APA without the prior written approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by Law, provided the disclosing party obtains from the other party prior written approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

10.4.       Counterparts.

This APA may be executed in any number of counterparts, each of which when so executed and

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delivered shall be deemed an original, and such counterparts together shall constitute only one original.

10.5.       Notices.

All notices permitted or required to be delivered under this APA shall be delivered by email to the respective parties at the addresses listed below. In the event recipient Party does not acknowledge receipt of such email, then sender party to confirm such email delivery by sending a confirmation copy via overnight delivery to addresses listed below. So long as any notice is prepared, addressed, and delivered in accordance with this Section 10.5, then any such notice shall be deemed to have been received at the time of transmission in the case of email, provided confirmation is acknowledged or sent as described above. The parties may change their notice information below by delivery of written notice via email to the other party in accordance with this Section 10.5 with new notice information.

If to Purchaser:	OP Burgers LLC
c/o BDO
[***]

w/ a copy to:	Joshua Robert Mason, Esq. and Richard Gibson, Esq.
Monroe Moxness Berg PA
7760 France Avenue South, Suite 700
Minneapolis, MN 55435
	O:	952.346.1433; 952.885.5999
	E:	jmason@mmblawfirm.com; rgibson@mmblawfirm.com

If to Seller:	Jeffrey Hoban
SVP & DGC
Red Robin International, Inc.
[***]

w/ a copy to:	John Moore, Esq.
Partner
Husch Blackwell, LLP
4801 Main Street
Suite 1000
Kansas City, MO 64112
	O:	816.983.8303
	E:	john.moore@huschblackwell.com

10.6.       Assignment; Successors and Assigns.

This APA shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, subject to subparagraphs (a) and (b) below.

(a)       Assignment by Purchaser. Purchaser may not assign this APA without the prior written consent of Seller (as determined by Seller in its sole discretion); provided that Purchaser may, without Seller’s prior written consent, assign this APA to any Affiliate of Purchaser, to any entity that controls, is controlled by, or is under common control with Purchaser, or to any entity formed by Purchaser for purposes of consummating, financing, or holding the Purchased Assets or the Purchased Restaurants (including any special purpose or acquisition vehicle). Purchaser shall provide Seller with written notice of any such assignment promptly following the execution thereof, and no such assignment shall relieve Purchaser of its obligations hereunder unless Seller otherwise agrees in writing.

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(b)       Assignment by Seller. Seller may not assign this APA without the prior written consent of Purchaser (as determined by Purchaser in its sole discretion); provided that Seller may, without Purchaser's prior written consent, assign this APA to a legal entity which is either (i) the successor, by merger or otherwise, to all or substantially all of Seller's assets and liabilities, or (ii) an affiliate of Seller, provided that no such assignment described in this Section 10.6(b) shall relieve Seller from any of its obligations under this APA and further provided that any assignee pursuant to an assignment as referenced in clause (i) or (ii) above shall execute an assumption agreement whereby it agrees to be subject to this APA.

10.7.       Governing Law and Venue.

This APA shall be construed and enforced in accordance with the Laws of the State of Delaware. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the State of Delaware, over any suit, action or other proceeding brought by any party arising out of, or relating to, this APA and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such court. Each party hereby irrevocably waives any right such party may have to trial by jury over any suit, action, or other proceeding arising out of, or relating to, this APA.

10.8.       Amendments.

This APA may be amended, modified, or supplemented only by a written instrument executed by both Purchaser and Seller.

10.9.       Severability.

If any provision of this APA is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this APA shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this APA, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable so as to give effect to the intention of the parties.

10.10.       Third-Party Beneficiaries.

This APA and the rights, obligations, duties and benefits hereunder are intended for the parties hereto and their respective successors and permitted assigns, and no other Person shall have any rights, obligations, duties or benefits pursuant hereto.

10.11.       Mutual Contribution.

The parties to this APA and their counsel have mutually contributed to its drafting. Consequently, no provision of this APA shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

10.12.       Business Days.

Whenever any obligation hereunder is required to be performed on a day which is not a "business day," the time required for such performance shall be extended to the next succeeding calendar day which is a business day. As used herein, the term "business day" shall mean any day other than (1) a Saturday,

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(2) a Sunday or (3) a day on which commercial banks are authorized or required to close in New York City, New York.

10.13.       Non-Solicitation Provision.

Commencing on the Effective Date and continuing through the first (1st) anniversary of the Closing Date (and except for Transferred Employees), Purchaser shall not, and shall cause its Affiliates not to, solicit or hire for employment any of Seller’s corporate office employees at director level or above, restaurant managers, area directors, and/or regional operations directors; provided the foregoing restriction will not apply to any such employee, manager, and/or director who responds to a non-directed general advertisement by Purchaser. The provisions of this Section 10.13 shall apply, mutatis mutandis, to any solicitation and hiring activities of Seller and its Affiliates with respect to Purchaser’s employees.

10.14       Force Majeure.

Except for any payment obligations and Seller’s obligations under Sections 5.2, 5.3, 5.4, 5.6, neither party shall be liable for any failure or delay in performing its obligations under this APA to the extent such failure or delay is caused by events beyond the reasonable control of the affected party, including acts of God, natural disasters, fire, flood, earthquake, war, terrorism, civil unrest, governmental orders or regulations, epidemics or pandemics, or interruption of utilities or transportation (each, a “Force Majeure Event”); provided, however, that (i) the affected party shall promptly notify the other party in writing of the occurrence of the Force Majeure Event, the nature of the event, and the expected duration of the delay; (ii) the affected party shall use commercially reasonable efforts to mitigate the effects of the Force Majeure Event and resume performance as soon as practicable; and (iii) no Force Majeure Event shall excuse or delay the delivery of any information, cooperation, access, or documentation required to be provided by either party under this APA.

If a Force Majeure Event continues for more than thirty (30) consecutive days, or materially impairs Purchaser’s ability to own, operate, or conduct any Purchased Restaurant in the ordinary course consistent with Seller’s past practice, Purchaser may, at its sole option and without Liability, (A) terminate this APA by written notice to Seller, or (B) elect to proceed to Closing. Any termination pursuant to this Section 10.14 shall be without prejudice to any rights, claims, or remedies that any party may have against the other party with respect to any breach of this APA that is unrelated to the Force Majeure Event.

-- SIGNATURE PAGE TO FOLLOW --

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IN WITNESS WHEREOF, the parties hereto have executed this APA to be effective as of the Effective Date (as defined above).

Seller:

Red Robin International, Inc.,
a Nevada corporation

By:	/s/ David A. Pace
Name:	David A. Pace
Title:	Chief Executive Officer
Email:	[***]

Purchaser:

Op Burgers, LLC,
a Delaware limited liability company

By:	/s/ Jason Brown
Name:	Jason Brown
Title:	Managing Member & Authorized Signatory
Email:	[***]

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EXHIBIT A

List of Defined Terms

In this Exhibit, and in the Agreement and the other Exhibits and Disclosure Schedules attached thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Exhibit are to Sections of this Agreement):

Defined Term	Section

Action	Section 3.11
Affiliates	Section 1.2(g)
Alternative Transaction	Section 5.5(a)
APA	Preamble
Assumed Contracts	Section 1.1(f)
Assumed Liabilities	Section 1.4
Authorized Locations	Section 1.10(a)
Basket Amount	Section 8.4(e)
Business Day	Section 10.12
Business Records	Section 1.1(g)
CAM	Section 1.2(d)
Card Vendor	Section 1.10(d)
CERCLA	Section 3.10(i)(1)
Closing	Section 2.1
Closing Date	Section 2.1
Contract	Section 1.1(f)
Distributor Inventory	Section 1.1(e)
Effective Date	Preamble
Employee Benefit Plan	Section 3.16
Employee Plan	Section 3.16
Environmental Laws	Section 3.10(i)(1)
ERISA	Section 3.16
Excluded Assets	Section 1.2
Exclusivity Period	Section 5.5
Extraordinary Licensing Costs	Section 10.1(f)
Financing Commitment	Section 7.6(a)
Financing Deadline	Section 7.6(a)
Financing Termination Notice	Section 7.6(a)
Financial Statements	Section 3.4(a)
Final Proration Statement	Section 1.6(d)
Force Majeure Event	Section 10.14
Fraud	Section 8.4(l)
Fundamental Representations	Section 8.3
Gift Cards	Section 1.10
Gift Card Administrator or GCA	Section 1.10(k)
Gift Card Program	Section 1.10(a)
Gift Certificates	Section 1.4(e)
Gift Certificate Reimbursement	Section 1.4(e)(2)
Governmental Authority(ies)	Section 1.1(i)

Hazardous Substances	Section 3.10(i)(2)
Holdback Sites	Section 1.8(a)
Holdback Site Value	Section 1.8(a)
Holdback Site EBITDA Limitation	Section 1.8(a)
Inactive Employees	Section 5.4(a)(1)
Landlord Consents	Section 5.1(c)
Landlord Consent General Form	Section 5.1(c)(1)
Law	Section 1.1(e)
Leases	Section 3.10(b)
Liability	Section 1.2(j)
Liens	Section 1.1
Liquidated Damages Payment	Section 5.5(c)
Losses	Section 8.1
Market Coordination Agreement	Section 6.7(c)
Material Adverse Change	Section 3.5(a)
Material Permits	Section 3.6
Non-Assignable Asset	Section 2.3(b)
Non-Transferred Employees	Section 5.4(a)(2)
Objectionable Condition	Section 5.6(c)
Objection Cure Deadline	Section 5.6(c)
Objection Notice	Section 5.6(c)
Option Agreement	Section 6.7(d)
Other Retained Contracts	Section 3.15(d)
Outside Closing Date	Section 2.1
Payoff Letters	Section 2.3(a)
Permit	Section 1.1(i)
Permitted Liens	Section 3.8
Person	Section 1.2(g)
Pittsburgh Mills Lease Agreement	Section 6.7(b)
Potomac Mills Lease Agreement	Section 6.7(a)
Proposed Transaction	Section 5.5(a)
Proration Time	Section 1.6(a)
Purchase Price	Section 1.5
Purchased Assets	Section 1.1
Purchased Inventory	Section 1.1(e)
Purchased Restaurant	Recitals
Purchaser	Preamble
Purchaser Condition Notice	Section 7.1
Purchaser Indemnified Parties	Section 8.1
Purchaser’s License Consents	Section 5.1(b)(1)
Real Estate	Section 1.1(b)
Red Robin IP	Section 1.2(k)
Required Consents	Section 3.3(a)
Reimbursement Payment	Section 5.5(b)
Restaurant Employee	Section 5.4(a)
Restaurant Inventory	Section 1.1(e)
Retained Contracts	Section 3.15(c)
Retained Liabilities	Section 1.4(g)
Seller	Preamble
Seller Condition Notice	Section 6.1
Seller Indemnified Parties	Section 8.2

Seller Operating Entity	Section 3.1
Seller’s Improvements	Section 1.1(c)
Seller's Knowledge	Section 3.10(a)
Seller’s Personal Property	Section 1.1(d)
New Master Lease Agreement	Section 5.1(c)(2)
Standard Fees	Section 10.1(f)
Tax	Section 1.2(d)
Tax Returns	Section 3.7(a)
Transferable Permits	Section 1.1(i)
Transferable Software Licenses	Section 1.1(k)
Transferable Warranties	Section 1.1(j)
Transferred Deposits	Section 1.1(n)
Transferred Employees	Section 5.4(a)(2)
Updated Disclosure	Section 5.6(b)
WARN Act	Section 3.14(c)
Working Order	Section 3.9(c)

EXHIBIT B

Franchise Agreement

EXHIBIT B-1

Addendum to Franchise Agreement

EXHIBIT C

Landlord Consent (General Form)

EXHIBIT D

Potomac Mills Lease Agreement

EXHIBIT E

Pittsburgh Mills Lease Agreement

EXHIBIT F

Market Coordination Agreement

EXHIBIT G

Purchase Option Agreement

EXHIBIT H

New Master Lease Agreements